UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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BURGER KING HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BURGER KING HOLDINGS, INC.
5505 BLUE LAGOON DRIVE
MIAMI, FLORIDA 33126

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD NOVEMBER 29, 2007

The annual meeting of shareholders of Burger King Holdings, Inc., a Delaware corporation (the “Company”), will be held at the Hilton Miami Airport, 5101 Blue Lagoon Drive, Miami, Florida 33126 on Thursday, November 29, 2007 at 9:00 a.m., Eastern Standard Time (“EST”).

The meeting will be held for the following purposes:

1.	To elect thirteen (13) directors for a term to expire at the annual meeting of shareholders in 2008;

2.	To ratify the selection of KPMG LLP (“KPMG”) as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2008 (“fiscal 2008”); and

3.	To transact any other business that may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on October 2, 2007 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Anne Chwat
General Counsel and Secretary

Miami, Florida
October 22, 2007

YOUR VOTE IS IMPORTANT
A proxy for the annual meeting is enclosed. Please promptly vote by completing the enclosed proxy card and returning it in the enclosed postage-paid envelope or submit your vote and proxy by telephone or by Internet even if you plan to attend the meeting in person. If you are present at the meeting and desire to vote in person, your vote by proxy will not be used.

BURGER KING HOLDINGS, INC.
5505 Blue Lagoon Drive
Miami, Florida 33126

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held On November 29, 2007

ANNUAL MEETING INFORMATION

This proxy statement contains information related to the annual meeting of shareholders of Burger King Holdings, Inc. (“Burger King Holdings” or the “Company”) to be held on Thursday, November 29, 2007 at 9:00 a.m. (EST) at the Hilton Miami Airport, 5101 Blue Lagoon Drive, Miami, Florida 33126. This proxy statement was prepared under the direction of our Board of Directors (the “Board of Directors” or the “Board”) to solicit your proxy for use at the annual meeting. It will be mailed to shareholders on or about October 22, 2007.

Who may attend the annual meeting?
All shareholders of record at the close of business on October 2, 2007 (the “Record Date”), or their duly appointed proxies, and our invited guests may attend the meeting. Seating is limited and admission is on a first-come, first-served basis. Please be prepared to present valid photo identification for admission to the meeting.

If you hold shares in “street name” (that is, in a brokerage account or through a bank or other nominee) and you plan to vote in person at the annual meeting, you will need to bring valid photo identification and a copy of a statement reflecting your share ownership as of the Record Date, or a legal proxy from your broker or nominee.

Shareholders of record will be verified against an official list available in the registration area at the meeting. We reserve the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the Record Date.

When will the shareholders’ list be available for examination?
A complete list of the shareholders of record as of the Record Date will be available for examination by shareholders of record beginning October 24, 2007 and will continue to be available through and during the meeting.

Who may vote?
You may vote if you owned our common stock as of the close of business on the Record Date. Each share of our common stock is entitled to one vote. As of the Record Date, there were 135,162,602 shares of common stock outstanding and entitled to vote at the annual meeting.

What will I be voting on?
You will be voting on the following:

•	The election of thirteen (13) directors for a term to expire at the annual meeting of shareholders in 2008; and
•	The ratification of the selection of KPMG as our independent registered public accounting firm for fiscal 2008.

What are the voting recommendations of the Board of Directors?
The Board of Directors recommends that you vote your shares “FOR” each of the nominees named in this proxy statement for election to the Board and “FOR” ratification of the selection of KPMG as our independent registered public accounting firm for fiscal 2008.

How do I vote?
If you are a holder of record (that is, if your shares are registered in your name with The Bank of New York Mellon, our transfer agent (the “Transfer Agent”)), there are four ways to vote:

Telephone Voting:  You may vote by calling the toll-free telephone number indicated on the enclosed proxy card. Please follow the voice prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

Internet Voting:  You may vote by logging on to the website indicated on the enclosed proxy card. Please follow the website prompts that allow you to vote your shares and confirm that your instructions have been properly recorded.

Return Your Proxy Card By Mail:  You may vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided with this proxy statement. The proxy holders will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted by the persons named in the proxy in accordance with the recommendations of the Board of Directors as set forth in this proxy statement.

Vote at the Meeting:  You may cast your vote in person at the annual meeting. Written ballots will be passed out to anyone who wants to vote in person at the meeting.

Even if you plan to attend the meeting, you are encouraged to vote your shares by proxy. You may still vote your shares in person at the meeting even if you have previously voted by proxy. If you are present at the meeting and desire to vote in person, your vote by proxy will not be used.

What if I hold my shares in “street name”?
You should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet to your broker or nominee. If you provide specific voting instructions by mail, telephone or the Internet, your broker or nominee will vote your shares as you have directed.

Can I change my mind after I vote?
Yes. If you are a shareholder of record, you may change your vote or revoke your proxy at any time before it is voted at the annual meeting by:

•	submitting a new proxy by telephone or via the Internet after the date of the earlier voted proxy;
•	signing another proxy card with a later date and returning it to us prior to the meeting; or
•	attending the annual meeting and voting in person.

If you hold your shares in street name, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the annual meeting if you obtain a legal proxy from your broker, bank or other nominee.

Who will count the votes?
A representative of our Transfer Agent will count the votes and will serve as the independent inspector of elections.

What does it mean if I receive more than one proxy card?
It means that you have multiple accounts with brokers or the Transfer Agent. Please vote all of these shares. We encourage you to register all of your shares in the same name and address. You may do this by contacting your broker or the Transfer Agent. The Transfer Agent may be reached at 1-800-524-4458.

Will my shares be voted if I do not provide my proxy?
If you are the shareholder of record and you do not vote or provide a proxy, your shares will not be voted.

Your shares may be voted if they are held in street name, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

The election of directors and the proposal to ratify the selection of KPMG as our independent registered public accounting firm for fiscal 2008 are considered “routine” matters for which brokerage firms may vote unvoted shares. There are currently no other proposals to be voted on at the annual meeting.

May shareholders ask questions?
Yes. Our representatives will answer shareholders’ questions of general interest following the meeting. In order to give a greater number of shareholders an opportunity to ask questions, individuals or groups will be allowed to ask only one question and no repetitive or follow-up questions will be permitted.

How many votes must be present to hold the meeting?
A majority of the outstanding shares entitled to vote at the annual meeting, represented in person or by proxy, will constitute a quorum. Shares of common stock represented in person or by proxy, including shares which abstain or do not vote with respect to one or more of the matters presented for shareholder approval, will be counted for purposes of determining whether a quorum is present.

What vote is required to approve each proposal?
In accordance with our bylaws, the nominees for director receiving the highest number of votes cast in person or by proxy at the annual meeting (also referred to as a plurality of the votes cast) will be elected. If you mark your proxy to withhold your vote for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. The ratification of the selection of KPMG as our independent registered public accounting firm for fiscal 2008 requires the affirmative vote of a majority of the votes cast at the annual meeting in order to be approved.

Shares that abstain from voting as to a particular matter will not be counted as votes in favor of such matter, and also will not be counted as votes cast or shares voting on such matter. Accordingly, abstentions will not be included in vote totals and will not affect the outcome of the voting for either proposal.

Are there any shareholders who own a majority of our common stock?
As of the Record Date, private equity funds controlled by TPG Capital, Bain Capital Partners and the Goldman Sachs Funds (the “Sponsors”) collectively own approximately 58% of our outstanding common stock. The Sponsors have advised us that they intend to be represented at the annual meeting either in person or by proxy to vote their shares in favor of the nominees named in this proxy statement for election to the Board and in favor of ratification of the selection of KPMG as our independent registered public accounting firm. Therefore, we expect to have a quorum at the meeting and we expect the proposals to be approved. For further information about the Sponsors, please see “Stock Ownership Information” on pages 34-36.

Who will pay for this proxy solicitation?
We will bear the cost of preparing, assembling and mailing the proxy material and of reimbursing brokers, nominees, fiduciaries and other custodians for out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of our shares. A few of our officers and employees may participate in the solicitation of proxies without additional compensation.

Will any other matters be voted on at the annual meeting?
As of the date of this proxy statement, our management knows of no other matter that will be presented for consideration at the meeting other than those matters discussed in this proxy statement. If any other matters properly come before the meeting and call for a vote of shareholders, validly executed proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors, or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.

What is the Company’s website address?
Our website address is www.bk.com. We make this proxy statement, our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) available on our website in the Investor Relations-SEC Filings section, as soon as reasonably practicable after electronically filing such material with the United States Securities and Exchange Commission (“SEC”).

This information is also available free of charge at the SEC’s website located at www.sec.gov. Shareholders may also read and copy any reports, statements and other information filed by us with the SEC at the SEC public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room. In addition, shareholders may obtain free copies of the documents filed with the SEC by contacting our Investor Relations department at 305-378-7696 or by sending a written request to Burger King Holdings, Inc., Investor Relations, 5505 Blue Lagoon Drive, Miami, Florida 33126.

The references to our website address and the SEC’s website address do not constitute incorporation by reference of the information contained in these websites and should not be considered part of this document.

Our Corporate Governance Guidelines, Code of Business Ethics and Conduct, Code of Ethics for Executive Officers, Code of Conduct for Directors and Code of Business Ethics and Conduct for Vendors are located in the Investor Relations — Corporate Governance section of our website. These documents, as well as our SEC filings, are available in print to any shareholder who requests a copy at the phone number or address listed above.

CORPORATE GOVERNANCE PRINCIPLES, COMMITTEES AND DIRECTOR INFORMATION

Controlled Company Status & Director Independence

The private equity funds controlled by the Sponsors collectively own approximately 58% of our outstanding common stock. As a result, we are a “controlled company” under Section 303A of the NYSE listing standards. Section 303A exempts a controlled company (defined as a company of which more than 50% of the voting power is held by an individual, a group or another company) from the requirement that a majority of its board of directors be independent and that its compensation and nominating and corporate governance committees be composed entirely of “independent directors”. We rely on this exemption from the independence requirements with regard to the Board of Directors, the Compensation Committee and the Executive and Corporate Governance Committee which acts as our nominating and corporate governance committee. The “controlled company” exception does not modify the independence requirements of the Audit Committee, and as of May 7, 2007, we have complied with the requirements of the Sarbanes-Oxley Act and the NYSE rules, which require that the Audit Committee be composed entirely of independent directors.

Under the NYSE listing standards, a director qualifies as independent if the Board of Directors affirmatively determines that the director has no material relationship with us. While the focus of the inquiry is independence from management, the Board is required to broadly consider all relevant facts and circumstances in making an independence determination. The NYSE listing standards permit the Board to adopt and disclose standards to assist the Board in making determinations of independence. Accordingly, our Board has adopted as a part of our Corporate Governance Guidelines, director independence standards (attached as Appendix A) to assist it in determining whether or not a director has a material relationship with us.

Our Board conducted an evaluation of the members of the Audit Committee based on the NYSE listing standards, our director independence standards and the independence standards mandated by Section 301 of the Sarbanes-Oxley Act and set forth in Rule 10A-3 of the Exchange Act, which we refer to as the Independence Standards. Our Board also considered the recommendation of the Executive and Corporate Governance Committee which reviewed information disclosed by the members of the Audit Committee in questionnaires submitted to the Board. As a result of this evaluation and in consideration of the recommendation from our Executive and Corporate Governance Committee, our Board affirmatively determined that Messrs. Ronald M. Dykes, Peter R. Formanek and Manuel A. Garcia are independent according to the Independence Standards.

In making its determination, our Board (i) reviewed information disclosed by the directors in the questionnaires described above and (ii) considered lease payments paid by our subsidiary Burger King Corporation to the estate of Mrs. Clarita Garcia. Manuel A. Garcia, a current director of the Company, is the son of the late Mrs. Garcia and serves as executor of his mother’s estate. Our Board determined that the receipt of lease payments by the estate of

Mrs. Garcia does not constitute an indirect or direct material relationship with us and that Mr. Garcia satisfies all of the Independence Standards discussed in the above paragraph.

Corporate Governance Principles

Our Board of Directors adopted Corporate Governance Guidelines (the “Guidelines”) to assist the Board in exercising its responsibilities. The Guidelines are reviewed and revised by the Board as it deems necessary and appropriate and were last revised on May 31, 2007. The Guidelines and the charter for each of the standing committees of the Board are posted on our website at www.bk.com in the Investor Relations — Corporate Governance section and are available in print to any shareholder who requests a copy at the phone number or address listed in this proxy statement.

The Guidelines and the charter for the Executive and Corporate Governance Committee set forth our policies with respect to Board composition, membership qualifications, responsibilities, size, management oversight, committees and operations. The Executive and Corporate Governance Committee considers the following criteria when recommending nominees for director: high personal and professional ethics, integrity and values; expertise that is useful to us and complementary to the background and experience of the other members of the Board; ability to devote the time necessary for the diligent performance of duties and responsibilities of Board membership; willingness to represent the long term interests of all shareholders and objectively appraise management’s performance; possession of sound judgment to provide prudent guidance with respect to the operations and interests of the Company; and diversity and other relevant factors as the Board may determine. The Executive and Corporate Governance Committee considers possible candidates from many sources for nominees for director, including from management, directors and shareholders. The committee considers nominees recommended by shareholders, provided that the shareholder complies with the procedure set forth in our bylaws which is described in “Advance Notice Requirements for Shareholder Submission of Nominations and Proposals” in this proxy statement. Other than the submission requirements set forth in our bylaws, there is no difference in the manner in which the Executive and Corporate Governance Committee evaluates a nominee for director recommended by a shareholder.

We are subject to an amended and restated shareholders’ agreement with the private equity funds controlled by the Sponsors (the “Shareholders’ Agreement”) that currently gives each Sponsor the right to appoint two directors to the Board of Directors and requires that, with respect to each committee other than the Audit Committee, each of the Sponsors has at least one seat, that Sponsor directors constitute a majority, and that the chairman be a Sponsor director. See “Certain Relationships and Related Person Transactions” for more information on the Shareholders’ Agreement, including the stock ownership thresholds required to be maintained by a Sponsor in order for it to retain these Board of Director and Board committee appointment rights.

The non-management directors regularly schedule executive sessions of the Board and each of the committees in which management does not participate. The discussion leader for executive sessions of the full Board is generally Brian T. Swette, the Chairman of the Board. The Chairmen of the Audit, Compensation and Executive and Corporate Governance Committees lead executive session discussions on matters within the purview of those committees.

Communication with Directors

Any director may be contacted by writing to him in care of Burger King Holdings, Inc., Attn: Anne Chwat, General Counsel and Secretary, 5505 Blue Lagoon Drive, Miami, Florida 33126. Although the General Counsel and Secretary may screen frivolous or unlawful communications and commercial advertisements, she will forward all other correspondence to the indicated director.

Board and Committee Meeting Attendance and Annual Shareholders Meeting Attendance

The Board held seven meetings during the fiscal year ended June 30, 2007 (“fiscal 2007”). Each incumbent director, except Mr. David Bonderman, attended at least 75% of the aggregate of (a) the total number of meetings of the Board during fiscal 2007, and (b) the total number of meetings held by all committees of the Board on which the director served during fiscal 2007. Mr. Bonderman does not serve on any Board committees.

Although we do not have a specific policy regarding director attendance at our annual meeting of shareholders, all directors are encouraged to attend. We do so by, among other things, holding our annual meeting of shareholders on the same date as one of the Board meetings. All of our directors attended the 2006 annual meeting of shareholders.

Board Committees

The Board of Directors has established an Audit Committee, a Compensation Committee and an Executive and Corporate Governance Committee. The members of each committee are appointed by the Board of Directors and serve one year terms. Each committee has adopted a written charter which sets forth the committee’s purpose, membership criteria, powers and responsibilities and provides for the annual evaluation of the committee’s performance. The Compensation Committee charter was last revised on March 1, 2007, and the Audit and Executive and Corporate Governance Committee charters were last revised on May 31, 2007. Copies of the Audit Committee charter, Compensation Committee charter and Executive and Corporate Governance Committee charter are available on our website at www.bk.com in the Investor Relations — Corporate Governance section and are available in print to any shareholder who requests a copy at the phone number or address listed above.

Audit Committee

The Audit Committee assists the Board in its oversight of (i) the integrity of our financial statements, (ii) the qualifications, independence and performance of our independent registered public accounting firm, (iii) the performance of our internal audit function and (iv) compliance by us with legal and regulatory requirements. The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm.

The members of the Audit Committee are Messrs. Ronald M. Dykes (Chairman), Peter R. Formanek and Manuel A. Garcia. The Board of Directors has determined that (i) Messrs. Dykes, Formanek and Garcia are independent directors within the requirements of the Sarbanes-Oxley Act and the NYSE rules and (ii) all of the members of the Audit Committee are “financially literate” as defined by the NYSE rules. Mr. Formanek served as Chairman of the Audit Committee until September 13, 2007, when the Board appointed Mr. Dykes as Chairman. Mr. Richard Boyce served on the Audit Committee until May 7, 2007, when he was replaced by Mr. Dykes. The Board of Directors also has determined that Mr. Dykes possesses “financial management expertise” under the NYSE rules and qualifies as an “audit committee financial expert” as defined by the applicable SEC regulations.

The Audit Committee held 11 meetings in fiscal 2007.

Compensation Committee

The Compensation Committee: (i) sets our compensation philosophy and oversees compensation and benefits policies; (ii) oversees and sets the compensation and benefits arrangements of our Chief Executive Officer and certain other executives; (iii) provides a general review of, and makes recommendations to, the Board of Directors or to our shareholders with respect to our equity-based compensation plans; (iv) reviews and approves all of our equity-based compensation plans that are not otherwise subject to shareholder approval; and (v) implements, administers, operates and interprets all equity-based and similar compensation plans to the extent provided under the terms of such plans.

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. In accordance with this authority, the Compensation Committee has engaged Mercer Human Resource Consulting, Inc. (“Mercer”), as an outside compensation consultant, to advise the Compensation Committee on matters related to executive compensation. Further details regarding the nature and scope of Mercer’s engagement are provided in the “CD&A” on page 15.

The Compensation Committee may delegate its authority to subcommittees or the Chairman of the Compensation Committee when it deems appropriate and in our best interests. Additionally, the charter provides that the Compensation Committee may delegate to one of our officers the authority to make grants under our incentive compensation or other equity based plans to any person other than the Chief Executive Officer, the CEO Direct

Reports (as defined in the CD&A) or anyone not then covered by Section 16 of the Exchange Act. Further details are provided in the CD&A on page 15.

The members of the Compensation Committee are Messrs. Stephen G. Pagliuca (Chairman), Richard W. Boyce and Sanjeev K. Mehra. Armando Codina, a former director, served on the Compensation Committee from October 2006 until he resigned from the Board and the Compensation Committee on April 1, 2007.

The Compensation Committee held five meetings in fiscal 2007.

Executive and Corporate Governance Committee

The Executive and Corporate Governance Committee acts for the Board of Directors with respect to matters delegated to it by the Board and also acts as our nominating and corporate governance committee. The Board has delegated to this committee the authority to identify and recommend potential candidates qualified to become Board members and recommend directors for appointment to Board committees.

The Executive and Corporate Governance Committee also exercises general oversight with respect to the governance and performance of the Board, as well as corporate governance matters applicable to us and our employees and directors. In addition, this committee has authority to take action on behalf of the Company (except if prohibited by applicable law or regulation) if the amount associated with such action does not exceed $25 million.

The members of the Executive and Corporate Governance Committee are Messrs. Sanjeev K. Mehra (Chairman), Richard W. Boyce, John W. Chidsey and Stephen G. Pagliuca.

The Executive and Corporate Governance Committee held five meetings in fiscal 2007.

PROPOSAL 1.	ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation provides that the number of directors constituting the Board of Directors shall not be fewer than three nor more than 15, with the exact number to be fixed by a resolution adopted by the affirmative vote of a majority of the Board. The Board of Directors has fixed the number of directors at 13. The term of office of each director is one year, commencing at this annual meeting and ending at the annual meeting of shareholders to be held in 2008. Each director elected will continue in office until he resigns or until a successor has been elected and qualified.

Andrew B. Balson, David Bonderman, Richard W. Boyce, David A. Brandon, John W. Chidsey, Ronald M. Dykes, Peter R. Formanek, Manuel A. Garcia, Adrian Jones, Sanjeev K. Mehra, Stephen G. Pagliuca, Brian T. Swette and Kneeland C. Youngblood currently serve as directors and are the proposed nominees for election as directors to serve for a one-year term expiring at the 2008 annual meeting of shareholders. Messrs. Balson, Bonderman, Boyce, Jones, Mehra and Pagliuca were appointed to the Board of Directors pursuant to the Shareholders’ Agreement described above under “Corporate Governance Principles”.

Each of the nominees has consented to serve if elected. If any nominee should be unable to serve or will not serve for any reason, the persons designated on the accompanying form of proxy will vote in accordance with their judgment. We know of no reason why the nominees would not be able to serve if elected.

NOMINEES FOR ELECTION AT THIS MEETING

The following table sets forth the name, age and principal occupation of each nominee for election as a director of the Company:

Andrew B. Balson Director since 2002 Age 41	Mr. Balson is a Managing Director of Bain Capital Partners, where he has worked since 1996. Mr. Balson is a director of Domino’s Pizza, Inc., OSI Restaurant Partners, Inc. and a number of private companies.

David Bonderman Director since 2002 Age 64	Mr. Bonderman is a Founding Partner of TPG Capital (formerly known as Texas Pacific Group) and has served in that role since 1992. Mr. Bonderman is a director of CoStar Group, Inc., RyanAir Holdings, plc and Gemalto N.V.

Richard W. Boyce Director since 2002 Age 53	Mr. Boyce has been a Partner of TPG Capital since January 1999. Mr. Boyce is a director of ON Semiconductor and J. Crew Group, Inc.

David A. Brandon Director since 2003 Age 55	Mr. Brandon is Chairman and CEO of Domino’s Pizza, Inc. and has served in that role since March 1999. From 1989 to 1998, Mr. Brandon served as President and CEO of Valassis Communications, Inc. (a marketing services company) and was Chairman of Valassis from 1997 to 1998. Mr. Brandon is a director of Northwest Airlines Corp., The TJX Companies, Domino’s Pizza, Inc. and Kaydon Corporation.

John W. Chidsey Director since 2006 Age 45	Mr. Chidsey has served as Chief Executive Officer and a member of the Board since April 2006. From September 2005 until April 2006, he served as our President and Chief Financial Officer and from June 2004 until September 2005, he was our President, North America. Mr. Chidsey joined us as Executive Vice President, Chief Administrative and Financial Officer in March 2004 and held that position until June 2004. From January 1996 to March 2003, Mr. Chidsey served in numerous positions at Cendant Corporation, including Chief Executive Officer of the Vehicle Services Division and the Financial Services Division. Mr. Chidsey is a director of HealthSouth Corporation and is also a member of the Board of Trustees of Davidson College.

Ronald M. Dykes Director since 2007 Age 60	Mr. Dykes has been a director since April 2007. Mr. Dykes most recently served as Chief Financial Officer of BellSouth Corporation, a position he retired from in 2005. Prior to his retirement, Mr. Dykes worked for BellSouth Corporation and its predecessor entities in various capacities for over 34 years. Mr. Dykes is a director of American Tower Corporation (an operator of wireless communication towers), and from October 2000 through December 31, 2005, also served as a director of Cingular Wireless, most recently as Chairman of the Board.

Peter R. Formanek Director since 2003 Age 64	Mr. Formanek has been a private investor since May 1994. Mr. Formanek is a co-founder and retired President of AutoZone, Inc.

Manuel A. Garcia Director since 2003 Age 64	Mr. Garcia has served as President and Chief Executive Officer of Atlantic Coast Management, Inc., an operator of various restaurants in the Orlando, Florida area, since 1996. Mr. Garcia is Chairman of the Board of Culinary Concepts, Inc.

Adrian Jones Director since 2002 Age 43	Mr. Jones has been with Goldman, Sachs & Co. in New York City and London since 1994, and has been a Managing Director since November 2002. Mr. Jones is a director of Autocam Corporation and Signature Hospital Holding, LLC.

Sanjeev K. Mehra Director since 2002 Age 48	Mr. Mehra has been with Goldman, Sachs & Co. in New York City since 1986, and has been a Managing Director since 1996. Mr. Mehra is a director of the following private companies: Adam Aircraft Industries, Inc., Aramark Holdings Corporation, Nalco Company, SunGard Data Systems, Inc., ADESA, Inc. and Hawker Beechcraft, Inc.

Stephen G. Pagliuca Director since 2002 Age 52	Mr. Pagliuca has served as a Managing Director of Bain Capital Partners since 1989. Mr. Pagliuca is a director of Gartner, Inc. (an information technology research and advisory company) and Warner Chilcott Limited (an international pharmaceutical company).

Brian T. Swette Director since 2003 Age 53	Mr. Swette became Non-Executive Chairman of the Board in April 2006. Mr. Swette served as Chief Operating Officer of eBay from 1998 to 2002 and has been a private investor since 2002. Mr. Swette is a director of Jamba, Inc. (a chain of smoothie restaurants).

Kneeland C. Youngblood Director since 2004 Age 51	Mr. Youngblood is a founding partner of Pharos Capital Group, L.L.C., a private equity firm and has served as managing partner since January 1998. Mr. Youngblood is Chairman of the Board of the American Beacon Funds and is a director of Starwood Hotels and Resorts Worldwide, Inc. and Gap Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE ABOVE NOMINEES

EXECUTIVE OFFICERS

The following table sets forth the name, age and positions of each of our executive officers. Executive officers are those officers designated by our Board as executive officers of the Company pursuant to Section 16 of the Exchange Act.

Name	Age	Position

John W. Chidsey	45	Chief Executive Officer and Director
Russell B. Klein	50	President, Global Marketing, Strategy and Innovation
Ben K. Wells	54	Chief Financial Officer
Julio A. Ramirez	53	Executive Vice President, Global Operations
Peter C. Smith	51	Chief Human Resources Officer
Anne Chwat	48	General Counsel and Secretary
Charles M. Fallon, Jr.	45	President, North America
Amy E. Wagner	42	Senior Vice President, Investor Relations and Global Communications
Christopher M. Anderson	40	Senior Vice President and Controller

John W. Chidsey has served as our Chief Executive Officer and a member of our board since April 2006. From September 2005 until April 2006, he was our President and Chief Financial Officer and from June 2004 until September 2005, he was our President of North America. Mr. Chidsey joined us as Executive Vice President, Chief Administrative and Financial Officer in March 2004 and held that position until June 2004. From January 1996 to March 2003, Mr. Chidsey served in numerous positions at Cendant Corporation, most recently as Chief Executive Officer of the Vehicle Services Division and the Financial Services Division.

Russell B. Klein has served as our President, Global Marketing, Strategy and Innovation since June 2006. Previously, he served as Chief Marketing Officer from June 2003 to June 2006. From August 2002 to May 2003, Mr. Klein served as Chief Marketing Officer at 7-Eleven Inc. From January 1999 to July 2002, Mr. Klein served as a Principal at Whisper Capital.

Ben K. Wells has served as our Chief Financial Officer since April 2006. From May 2005 to April 2006, Mr. Wells served as our Senior Vice President, Treasurer. From June 2002 to May 2005, he was a Principal and Managing Director at BK Wells & Co., a corporate treasury advisory firm in Houston, Texas. From June 1987 to June 2002, he was at Compaq Computer Corporation, most recently as Vice President, Corporate Treasurer. Before joining Compaq, Mr. Wells held various finance and treasury responsibilities over a 10-year period at British Petroleum.

Julio Ramirez has served as our Executive Vice President, Global Operations since September 2007. Mr. Ramirez has worked for Burger King Corporation for over 20 years. From January 2002 to September 2007, Mr. Ramirez served as our President, Latin America. During his tenure, Mr. Ramirez has held several positions, including Senior Vice President of U.S. Franchise Operations and Development from February 2000 to December 2001 and President, Latin America from 1977 until 2000.

Peter C. Smith has served as our Chief Human Resources Officer since December 2003. From September 1998 to November 2003, Mr. Smith served as Senior Vice President of Human Resources at AutoNation.

Anne Chwat has served as our General Counsel and Secretary since September 2004. From September 2000 to September 2004, Ms. Chwat served in various positions at BMG Music (now SonyBMG Music Entertainment) including as Senior Vice President, General Counsel and Chief Ethics and Compliance Officer.

Charles M. Fallon, Jr. has served as our President, North America since June 2006. From November 2002 to June 2006, Mr. Fallon served as Executive Vice President of Revenue Generation for Cendant Car Rental Group, Inc. Mr. Fallon served in various positions with Cendant Corporation including Executive Vice President of Sales for Avis Rent-A-Car from August 2001 to October 2002.

Amy E. Wagner has served as our Senior Vice President, Investor Relations and Global Communications since June 2007. Previously she served as Senior Vice President, Investor Relations from April 2006 to June 2007. From February 1990 to April 2006, Ms. Wagner served in various corporate finance positions at Ryder System, Inc., including as Vice President, Risk Management and Insurance Operations from January 2003 to April 2006 and Group Director, Investor Relations from June 2001 to January 2003.

Christopher M. Anderson has served as our Senior Vice President and Controller since July 2007. From February 2005 through June 2007, he served as our Vice President and Controller. From May 2002 to February 2005, Mr. Anderson served as Director of Finance and Controller for Hewlett-Packard. From February 2000 to May 2002, he served as Director of Finance and Controller for Compaq Computer Corporation.

PROPOSAL 2.	RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG to audit our financial statements for fiscal 2008. A representative of KPMG is expected to attend the annual meeting and will have an opportunity to make a statement if he or she so desires. He or she will also be available to respond to appropriate questions from our shareholders. For additional information regarding our relationship with KPMG, please see the “Audit Committee Report” below.

Although it is not required to submit this proposal to the shareholders for approval, the Board believes it is desirable that an expression of shareholder opinion be solicited and presents the selection of the independent registered public accounting firm to the shareholders for ratification. Even if the selection of KPMG is ratified by the shareholders, the Audit Committee in its discretion could decide to terminate the engagement of KPMG and engage another firm if the committee determines that this is necessary or desirable.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE RATIFICATION OF THE SELECTION OF KPMG LLP

AUDIT COMMITTEE REPORT

The Audit Committee has: (i) reviewed and discussed the audited consolidated financial statements of the Company with management; (ii) discussed with KPMG, the independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees), as modified or supplemented; (iii) received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) discussed with KPMG the firm’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for fiscal 2007 for filing with the SEC.

The Audit Committee considered whether the provision of non-audit services by KPMG was compatible with maintaining such firm’s independence. After reviewing the services provided by KPMG, including all non-audit services, the Audit Committee, in accordance with its charter, authorized the selection of KPMG as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2008.

Respectfully submitted,

THE AUDIT COMMITTEE
Ronald M. Dykes, Chairman
Peter R. Formanek
Manuel A. Garcia

September 12, 2007

AUDIT FEES AND SERVICES

The following table sets forth fees for professional services rendered by KPMG for the annual audit of our financial statements for the years ended June 30, 2007 and 2006 and fees billed for other services rendered by KPMG for such years.

	Fiscal Year
Fee Category	2007	2006
	(In thousands)	(In thousands)

Audit Fees(1)	$3,859	$2,548
Audit-Related Fees(2)	160	230
Tax Fees(3)	344	480
All Other Fees(4)	—	32

Total Fees	$4,363	$3,290

(1)	Annual audit fees for the audits of the consolidated financial statements and the review of the interim condensed quarterly consolidated financial statements. This category also includes fees for statutory audits required by the tax authorities of various countries and accounting consultations and research work necessary to comply with Public Company Accounting Oversight Board standards. In fiscal 2007, audit fees also included amounts related to the audit of the effectiveness of internal controls over financial reporting and attestation services, including the delivery of a comfort letter associated with the secondary offering of common stock held by private equity funds controlled by the Sponsors. In fiscal 2006, audit fees included attestation services, including the delivery of a comfort letter associated with our initial public offering.
(2)	Audit-Related Fees primarily consist of the fees for financial statement audits of our employee benefit plans, marketing fund, gift card subsidiary and joint venture.
(3)	Tax Fees are fees for professional services rendered for tax compliance, tax advice and tax planning for various countries, including expatriate tax services for certain employees, primarily members of our senior management.
(4)	All Other Fees are fees billed for miscellaneous advisory services.

Pre-approval Policy

Pursuant to its written charter, the Audit Committee pre-approves all audit services and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee has adopted a pre-approval policy under which the Audit Committee has delegated to its chairman the authority to approve services valued at up to $50,000 per engagement. All decisions to pre-approve audit and permitted non-audit services are presented to the full Audit Committee at each of its scheduled meetings.

All audit and permitted non-audit services and all fees associated with such services performed by our independent registered public accounting firm in fiscal 2007 were approved by the full Audit Committee or approved by the chairman of the Audit Committee consistent with the policy described above.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy, how the Compensation Committee establishes executive compensation, the objectives of the various compensation programs and how performance metrics are selected and evaluated for the various components of our compensation programs.

As used in this CD&A, the following terms have the following meanings:

•	“BKAP” is BK AsiaPac Pte. Ltd., a Singapore company;

•	“BKC” is Burger King Corporation, a Florida corporation;

•	the “CEO” is our Chief Executive Officer;

•	the “CEO Direct Reports” are our employees who report directly to the CEO. All of the NEOs (other than the CEO and Mr. Brok) are CEO Direct Reports; and

•	the “NEOs” include the following executive officers: John W. Chidsey, CEO, Ben K. Wells, Chief Financial Officer, Russell B. Klein, President, Global Marketing, Strategy & Innovation, Charles M. Fallon, Jr., President, North America and Anne Chwat, General Counsel and Secretary. In addition, the NEOs this year include two persons who, although not executive officers at the end of our fiscal year, were executive officers for a portion of the year; specifically, Peter Tan, our current President, Asia Pacific, and Martin Brok, our former Senior Vice President, Franchise Operations and Marketing, EMEA.

Our Compensation Philosophy and Objectives

We believe that compensation is an important tool in furthering our long term goal of creating shareholder value. As such, our compensation philosophy is based on pay-for-performance principles. Our compensation programs are designed to support our business strategy by (i) rewarding superior financial and operational performance, (ii) placing a significant portion of compensation at risk if performance goals are not achieved, (iii) aligning the interests of the CEO and the CEO Direct Reports with those of our shareholders and (iv) enabling us to attract, retain and motivate top talent.

Our compensation policies are aligned with our business strategy and designed to sustain and improve our financial and operational performance. Our “Global Go Forward Plan” defines the key objectives necessary to achieve our financial and operational goals. These key objectives are: Grow Profitably, Fund the Future, Fire-Up the Guest and Working Together. Our executive compensation program for the CEO and each CEO Direct Report consists of base salary, annual cash incentives, long term equity incentives and executive benefits and perquisites. Annual cash and long term equity incentive programs reward financial and operational performance compared to goals established for the year. Each year, the Compensation Committee approves worldwide and regional financial goals for these programs. Additionally, individual performance objectives are established at the beginning of each fiscal year for all of our employees, including the CEO and each CEO Direct Report, which are intended to support the Global Go Forward Plan and against which the employee’s individual performance is measured. The Compensation Committee recommends, and the Board approves, individual performance objectives for the CEO each fiscal year. The CEO then establishes individual performance objectives for each CEO Direct Report based on the objectives that the Board has set for the CEO. Performance against these pre-established objectives is evaluated by the Compensation Committee following the end of each fiscal year.

For fiscal 2008, the CEO’s and each CEO Direct Report’s individual performance will be measured based upon business objectives, which will be 2/3 of their overall individual performance rating, and for the first time, objectives relating to inclusion and people development, which will be 1/3 of their overall individual performance rating. We believe that people are our most valuable resource and that bringing a diverse group of talented individuals into the organization, creating an inclusive culture and growing and developing our leadership talent from within are important goals. The Compensation Committee decided that 1/3 was the appropriate weight to reinforce these goals while not diluting other important business objectives.

Special Note Regarding Determination of NEOs

Messrs. Tan and Brok served as executive officers from July 1, 2006 through August 29, 2006. Effective August 30, 2006, our Board of Directors designated a new slate of executive officers which did not include Mr. Tan or Mr. Brok. Mr. Tan is employed by BKAP, which is our primary operating subsidiary in the Asia Pacific region, and until August 31, 2007, Mr. Brok was employed by Burger King B.V., a Netherlands subsidiary of the Company. Consequently, many of the benefits provided to Messrs. Tan and Brok are governed by the laws and/or programs applicable to those local entities and differ from benefits that we offer our U.S.-based executives.

Mr. Brok’s position with Burger King B.V. became redundant during fiscal 2007. As a result, Mr. Brok and Burger King B.V. entered into a Compromise Agreement dated June 25, 2007 (the “Compromise Agreement”), in which the parties agreed to terminate his employment effective August 31, 2007 (the “Separation Date”). Mr. Brok is an NEO solely as a result of the severance payment to be made to him under the Compromise Agreement. Mr. Brok’s separation from Burger King B.V. was governed by Netherlands law, which provides significant benefits to employees in a redundancy situation. The Compromise Agreement provides for a lump sum severance payment to Mr. Brok in the gross amount of $689,544. The Compromise Agreement also provides for a lump sum repatriation payment in the gross amount of $15,245 and the continuation of Mr. Brok’s health care coverage through the Separation Date. As part of the Compromise Agreement, Mr. Brok agreed not to compete with us, not to solicit our employees or franchisees, and to maintain the confidentiality of our information.

Oversight of Executive Compensation Programs

Role of Compensation Committee

The Compensation Committee is composed entirely of outside directors and is responsible to the Board of Directors and our shareholders for establishing and overseeing our compensation philosophy and for overseeing our executive compensation policies and programs generally. As part of this responsibility, the Compensation Committee (i) administers our executive compensation programs, (ii) evaluates the performance of the CEO and the CEO Direct Reports, (iii) oversees and sets compensation for the CEO and the CEO Direct Reports and (iv) reviews our management succession plan. All decisions relating to the issuance of equity to our executive officers are subject to review and approval by the Board of Directors until such time as the Compensation Committee meets the independence requirements of Rule 16b-3 of the Exchange Act. In addition, the Board of Directors approves all compensation decisions relating to the CEO.

The Compensation Committee’s charter describes the Compensation Committee’s responsibilities. The Compensation Committee and the Board of Directors review the charter annually. The charter was last revised on March 1, 2007. The Compensation Committee recommends any revisions to the charter to the Board of Directors for approval.

Role of Compensation Consultant

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. In accordance with this authority, the Compensation Committee has engaged Mercer as an outside compensation consultant to advise the Compensation Committee on matters related to executive compensation. The Compensation Committee annually reviews the market intelligence on compensation trends provided by Mercer as well as Mercer’s general views on the specific compensation programs designed by us. Key services provided by Mercer at the request of the Compensation Committee include:

•	Providing on an annual basis a competitive analysis of total direct compensation against our peer group (described below) for our CEO and the CEO Direct Reports;

•	Assisting in the design of our compensation programs; and

•	Reviewing the effectiveness of our compensation programs, including our annual and long term incentive programs, against performance of the peer group.

In addition to providing services to the Compensation Committee, Mercer also has been engaged by the Company to provide advice on matters related to broad-based compensation and data on compensation practices outside the United States.

Benchmarking

In order to establish total direct compensation levels for our CEO and the CEO Direct Reports, we annually review compensation practices and total direct compensation opportunities for comparable positions at selected publicly-traded peer companies. We review compensation opportunities at other selected publicly-traded companies and consider data reported in various compensation surveys. In making determinations about compensation, the Compensation Committee also considers factors specific to the relevant individual and his or her role, including performance and long term potential, the nature and scope of such individual’s responsibilities and his or her effectiveness in supporting our long term goals.

In general, we establish the target total direct compensation of our CEO and each CEO Direct Report at the median of the adjusted target total direct compensation levels established by our peer group for their equivalent or similarly positioned employees. However, with exceptional performance, our executives have the opportunity to earn total direct compensation in the upper 25% of the peer group adjusted target total direct compensation levels, as described below. In line with our benchmarking practices, the total direct compensation of our CEO is established by reference to the compensation of other chief executive officers in our peer group and reflects the nature of the CEO’s role and responsibilities as compared to the CEO Direct Reports.

Our peer group is focused on other restaurant and franchise companies; however, recognizing that we recruit executive talent from a more diverse background and that we consider international growth to be a key driver of our success, we also include companies in the broader consumer products/services industry and companies with a strong global footprint. Additionally, as a highly franchised company, the complexity of managing the overall BURGER KING® system may not be reflected in our actual revenue, so for peer group purposes, we add 50% of the worldwide franchise sales of our system to our total revenue numbers, thereby increasing our annual revenue, for benchmarking purposes, to approximately $7 billion. Taking into account this first adjustment, our annual revenue is still less than the median of the peer group. Consequently, in consultation with Mercer, we adjust the compensation data from the peer group companies for differences in revenue to provide comparable data for our analysis. We review the peer group and make changes as we deem necessary on an annual basis.

For the fiscal 2007 analysis, the companies comprising the peer group and their respective industry groups were:

Peer Group Company	GICS Industry Description

PepsiCo, Inc.
The Coca-Cola Company
McDonald’s Corp.
Anheuser-Busch Companies, Inc.
Nike, Inc.
Marriott International, Inc.
Yum! Brands, Inc.
Starbucks Corp.
Realogy Corp.
Starwood Hotels & Resorts Worldwide, Inc.
Darden Restaurants, Inc.
Brinker International, Inc.
Wyndham Worldwide Corp.
Wendy’s International, Inc.
Domino’s Pizza, Inc.	Beverages
Beverages
Hotels, Restaurants & Leisure
Beverages
Textiles, Apparel & Luxury Goods
Hotels, Restaurants & Leisure
Hotels, Restaurants & Leisure
Hotels, Restaurants & Leisure
Real Estate Management & Development
Hotels, Restaurants & Leisure
Hotels, Restaurants & Leisure
Hotels, Restaurants & Leisure
Hotels, Restaurants & Leisure
Hotels, Restaurants & Leisure
Hotels, Restaurants & Leisure

Role of Executive Officers in Establishing Compensation

Our Chief Human Resources Officer administers our employee profit sharing, severance and other benefit plans and trusts, with oversight and supervision by the Compensation Committee. In addition, our Chief Human Resources Officer makes recommendations to the Compensation Committee with regard to job leveling and grading for the CEO, the CEO Direct Reports and other senior level employees. Our CEO and Compensation Committee work together to review our management succession planning for these employees.

The CEO annually reviews the individual performance of each of the CEO Direct Reports and provides the Compensation Committee with (i) evaluations of each CEO Direct Report, including an evaluation of each person’s performance against his or her individual performance objectives and (ii) recommendations regarding any increase in each person’s base salary level, the individual performance rating for purposes of calculating his or her annual cash incentive payment and the amount of any long term equity award for each person.

The CEO, Chief Human Resources Officer, General Counsel and Vice President of Total Rewards attend Compensation Committee meetings, although they leave the meetings during discussions and deliberations of individual compensation actions affecting them personally and during the Compensation Committee’s executive sessions.

Elements of Compensation and Benefit Programs

To achieve our policy goals, the Compensation Committee has utilized the following components of compensation: base salary, annual cash incentives, long term equity incentives, benefits and perquisites. Different elements of the total compensation package serve different objectives. Competitive base salaries and benefits are designed to attract and retain employees by providing them with a stable source of income and security over time. Annual cash incentives are performance-based and designed to motivate and reward employees who make a positive impact on our business and achieve their individual performance objectives. Our grants of long term incentives also are performance-based and linked directly to business objectives and, for our CEO and each CEO Direct Report, to individual objectives. The use of equity compensation supports the objectives of encouraging stock ownership and aligning the interests of the CEO and the CEO Direct Reports with those of our shareholders, as they share in both the positive and negative stock price returns experienced by other shareholders.

The only retirement programs we provide to our CEO and each CEO Direct Report are the ability to participate in BKC’s 401(k) plan and Executive Retirement Program as described below.

The Compensation Committee uses total direct compensation as its measurement when it determines the level and components of compensation for the CEO and the CEO Direct Reports. The Compensation Committee conducts a review of the total direct compensation of the CEO and the CEO Direct Reports using data provided by Mercer and Company management. For the CEO and the CEO Direct Reports, the Compensation Committee places more emphasis on the performance-based components of total direct compensation. For fiscal 2007, the total target performance-based pay for the NEOs (other than Mr. Brok) ranged from 65% to 83% of their total compensation. For Mr. Chidsey, the components of total direct compensation were targeted to be allocated as 16 2/3% base salary, 16 2/3% annual cash incentive and 66 2/3% long term compensation in the form of equity. For Mr. Klein, the components of total direct compensation were targeted to be allocated as 26% base salary, 21% annual cash incentive and 53% long term equity. For Messrs. Wells and Fallon and Ms. Chwat, the components of total direct compensation were targeted to be allocated as 31% base salary, 22% annual cash incentive and 47% long term equity. For Mr. Tan, the components of total direct compensation were targeted to be allocated as 35% base salary, 21% annual cash incentive and 44% long term equity. The CEO’s variable pay as a percentage of total pay exceeds that of the CEO Direct Reports due to the importance of aligning the interests of the CEO with those of our shareholders and the nature of the CEO’s role and responsibilities as compared to the CEO Direct Reports.

Base Salary

We provide base salaries to recognize the skills, competencies, experience and individual performance that the CEO and each CEO Direct Report brings to his or her position. The Compensation Committee annually reviews and approves the base salary of the CEO and each CEO Direct Report and submits the CEO’s base salary to the Board of Directors for approval. The Compensation Committee considers various factors such as the relevant employment agreement, the executive’s performance and responsibilities, leadership and years of experience, competitive salaries within the marketplace for similar positions, and his or her total compensation package. Upon consideration of these factors, the Compensation Committee decided that the base salaries for the CEO and each CEO Direct Report, except Mr. Klein, were appropriately positioned and therefore, for fiscal 2007, each NEO, except Mr. Klein, received only a 3% salary increase, pro-rated for time in position, if applicable, which was equal to the general salary increase budget for all U.S.-based salaried employees in fiscal 2007. The Compensation Committee also decided that Mr. Klein should receive a larger salary increase for fiscal 2007 to bring his base salary into the desired competitive range. The increase for all NEOs except Mr. Klein was below general industry average.

For fiscal 2008, our NEOs decided to forego base salary increases. Based on a review of executive compensation performed by Mercer, the Compensation Committee determined that, despite this decision, Mr. Wells should receive a base salary increase for fiscal 2008 to bring his base salary into the desired competitive range. Mr. Wells is the only NEO who received a base salary increase for fiscal 2008.

Annual Cash Incentive Program and Special Bonus

The CEO and the CEO Direct Reports are eligible to receive an annual performance-based cash bonus based on the Company’s performance and on their individual performance. The CEO, the CEO Direct Reports and over 1,350 Company employees are eligible to participate in this annual cash incentive program. For fiscal 2007, annual cash incentives were awarded under the BKC Fiscal Year 2007 Restaurant Support Incentive Program (the “RSIP”), which was implemented under our 2006 Omnibus Incentive Plan. This annual cash incentive is calculated for each eligible employee as a percentage of his or her base salary, based on Company and individual performance, as set forth below. The formula for determining an eligible employee’s cash incentive under the RSIP (the “Payout Amount”) is:

Annual Base Salary	X	Target Bonus Percentage	X	Overall Business Performance Factor	X	Individual Performance Multiplier	=	Payout Amount

Target Bonus Percentage:  The employment agreement for each of the NEOs (other than Mr. Brok) establishes the annual target cash bonus opportunity for the NEO, expressed as a percentage of his or her then current base salary. The target annual cash bonus opportunities for the NEOs, other than Mr. Chidsey, range from 60% to 80% of base salary and the target annual cash bonus opportunity for Mr. Chidsey is equal to 100% of his base salary. Due to the nature of the CEO’s role and responsibilities, the CEO’s target cash bonus opportunity as a percentage of his base salary is greater than that of the CEO Direct Reports.

Overall Business Performance Factor:  The Overall Business Performance Factor is based (i) 50% on worldwide Company performance and (ii) 50% on the Company’s performance in the employee’s geographic area of responsibility, which is either worldwide or regional. For fiscal 2007, adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) was the measure used to determine the Overall Business Performance Factor. We establish worldwide and regional adjusted EBITDA targets and minimum threshold amounts which must be achieved in order for any payments to be made under the RSIP. If we achieve (i) the minimum “threshold” performance level, a 50% payout may be earned, (ii) the “target” performance level, a 100% payout may be earned, and (iii) the “maximum” performance level, a 200% payout may be earned. Given the roles and worldwide scope of responsibility of Messrs. Chidsey, Klein, and Wells and Ms. Chwat, the Overall Business Performance Factor for those NEOs was measured on a 100% worldwide basis. The Overall Business Performance Factor for Mr. Fallon and Mr. Tan, who have regional responsibilities, was measured 50% on a worldwide basis and 50% on a regional basis.

Our threshold, target and maximum performance goals under the RSIP are based on our Board-approved budget and business plan for the upcoming fiscal year. We consider our budget and business plan, and accordingly our performance goals, to be confidential and sensitive competitive information, particularly to the extent that the target performance goals relate to regional or business unit financial targets for which we do not provide publicly announced guidance. With respect to our Company-wide target performance goals as to which we currently provide publicly announced guidance, the assumptions underlying our budget and the assumptions underlying our publicly announced guidance may differ based on confidential strategic or operating plans or initiatives. To the extent that publicly announced guidance differs from our budget or is expressed as a range, we believe that disclosing a specific target performance goal that differs from our publicly announced guidance would implicitly, and inappropriately, disclose our confidential assessment of the likelihood of the Company achieving results at one end or the other of such disclosed range. Our target performance goals are set at the beginning of each fiscal year with the intent of being challenging, but achievable. Therefore, we anticipate that the targets will be frequently, but not automatically, achieved, while the achievement of maximum performance levels will be reached only if we significantly exceed our budget.

Individual Performance Multiplier:  For fiscal 2007, Individual Performance Multipliers ranged from 0 to 1.25, based on an individual’s performance rating. Individual performance ratings are determined for each employee at the end of each fiscal year based on achievement of that person’s individual performance objectives. Individual performance ratings are given on a scale of between 1 and 5, with 5 being the highest possible rating.

If the Company achieves the Overall Business Performance Factor at the maximum performance level, and the NEOs achieve the highest individual performance rating, the annual cash bonus earned by each of the NEOs would be as follows (expressed as a percentage of base salary): Mr. Chidsey, 250%; Mr. Klein, 200%; Messrs. Wells and Fallon and Ms. Chwat, 175%; Mr. Tan, 150%; and Mr. Brok, 98%.

For fiscal 2007, we exceeded our worldwide adjusted EBITDA target portion of the Overall Business Performance Factor. In making this determination, the Compensation Committee used reported adjusted EBITDA for fiscal 2007 as a starting point, and then excluded additional expense items that are one-time non-recurring charges which the Compensation Committee determined were not reflective of our overall financial performance, including costs associated with our secondary offering during fiscal 2007 and restructurings in the EMEA and Asia Pacific regions. We also exceeded our adjusted EBITDA target performance levels for the North America, Latin America and Asia Pacific regions.

For fiscal 2007, the Compensation Committee evaluated the CEO and reviewed the individual performance evaluations that the CEO completed for each CEO Direct Report at the end of fiscal 2007. All of the NEOs rated Individual Performance Multipliers equal to or greater than 1.0. Taking into account business performance and individual performance, the payouts to our NEOs, except Mr. Brok, ranged between 93% and 132% of their base salaries. The lump sum severance payment due to Mr. Brok under the Compromise Agreement includes an estimate of his fiscal 2007 cash bonus; therefore, Mr. Brok was not eligible to receive a cash bonus under the RSIP for fiscal 2007.

The fiscal 2007 cash bonus payments for the CEO and the other NEOs are set forth in the following table:

2007 RSIP CASH BONUS

		Target Bonus
	Annual	as Percentage	Percentage Payout	Payout
Name	Base Pay ($)	of Base Salary	(% of Base Salary)	Amount ($)

John W. Chidsey	1,012,500	100%	132%	1,336,500
Ben K. Wells	430,313	70%	93%	398,698
Russell B. Klein	500,000	80%	106%	529,447
Charles M. Fallon, Jr.	425,000	70%	106%	451,094
Anne Chwat	450,883	70%	93%	417,757
Peter Tan	477,469	60%	102%	484,775

In fiscal 2007, we paid Mr. Klein a one-time cash bonus in the amount of $300,000, in addition to the cash bonus he earned under the RSIP, in recognition of extraordinary performance.

Long Term Equity Incentives

We believe that long term compensation is a critical component of our executive compensation program as a way to foster a long term focus on our financial results. Long term compensation is an incentive tool that we and the Compensation Committee use to align the financial interests of executives to the creation of sustained shareholder value. We believe that equity incentives are preferable to cash in a long term plan design for the following reasons: equity incentives are a common form of pay in most publicly traded companies, and we use these incentives to remain competitive in attracting and retaining executives; the ultimate value is impacted by share price gains or losses, linking executive returns to those of shareholders; once vested, stock options provide flexibility for the executive in deciding when to exercise their options and recognize income; and equity incentives provide an opportunity for executives to increase their stock ownership in us. The Compensation Committee has adopted an Equity Grant Policy and the Board of Directors has adopted Stock Ownership Guidelines. These policies are described below in the “Additional Features of our Executive Compensation Programs” section of this CD&A.

We award long term equity incentives annually to the CEO and each CEO Direct Report. These awards represent the largest component of the total direct compensation package for the CEO and the CEO Direct Reports. Individual target awards were established for fiscal 2007 based on the executive’s level, base salary, and for all NEOs other than the CEO, on individual performance during fiscal 2006. The CEO’s target award is not subject to adjustment based on his individual performance. For fiscal 2007, the target equity awards for the NEOs as adjusted for individual performance and as a percentage of their base salary were: Mr. Chidsey, 400%; Mr. Wells, 165%; Mr. Klein, 220%; Mr. Fallon, 150%; Ms. Chwat, 150%; Mr. Tan, 138%; and Mr. Brok, 75%. Individual target grants for fiscal 2007 were awarded on August 21, 2006.

Each year, the Compensation Committee decides the appropriate types and mix of equity awards. For fiscal 2007, the Compensation Committee decided to utilize 100% performance-based restricted stock, rather than a mix of restricted stock and options. This was because the CEO and several of the CEO Direct Reports had previously received significant option grants, some as recently as May of 2006, and the Compensation Committee wanted to move towards a more balanced portfolio of equity to be in a position to reward, motivate and retain key talent as our stock fluctuates in value. Additionally, due to these prior option grants, fiscal 2007 long term equity incentives to the CEO and the CEO Direct Reports were based upon 50% of their ordinary target awards rather than 100%. The fiscal 2007 equity incentives to each of Messrs. Klein, Wells and Tan were increased from 50% to 55% of their target awards, in recognition of their individual performance in fiscal 2006.

The fiscal 2007 performance-based restricted stock awards for the CEO and the CEO Direct Reports other than Messrs. Tan and Brok were subject to increase or decrease by up to 50%, and for Messrs. Tan and Brok by up to 20%, at fiscal year end, based upon the financial performance of the Company during fiscal 2007. The measure of the Company’s performance for this purpose for fiscal 2007 was profit before taxes (“PBT”). The number of performance-based restricted shares actually awarded for fiscal 2007, after adjustment for Company performance and the resulting leverage factor, was as follows: Mr. Chidsey, 160,142; Mr. Wells, 28,075; Mr. Klein, 44,039; Mr. Fallon, 25,522; Ms. Chwat, 26,288; and Mr. Tan, 22,424. The performance-based restricted shares awarded to Mr. Brok in fiscal 2007 were forfeited as a result of the termination of his employment. As discussed above, we consider our budget and business plan, and accordingly our target PBT performance goals, to be confidential and sensitive competitive information.

The fiscal 2007 grants of performance-based restricted stock to Messrs. Wells, Klein, Fallon, and Tan will vest 100% after three years, and the grants to Mr. Chidsey and Ms. Chwat will vest 50% after three years and the remaining 50% after four years. The Compensation Committee considered the equity holdings of the CEO and CEO Direct Reports, and based on the existing vesting schedules for the outstanding equity of these NEOs, determined that a delayed vesting of a portion of the performance-based restricted stock award would further the Company’s retention goals for Mr. Chidsey and Ms. Chwat.

For fiscal 2008, the Company has granted the NEOs a combination of equity grants, with 50% of the value earned in the form of stock options and 50% of the value earned in the form of performance-based restricted stock or performance-based restricted stock units. The grant date was August 27, 2007. The option awards will vest ratably over four years and the performance-based restricted stock or performance-based restricted stock units will have a one year performance period ending June 30, 2008, and will vest 100% on the third anniversary of the grant date. The Company performance factor of PBT will continue to be used as the business objective measure for long term equity incentive awards. For fiscal 2008, the target equity awards for each NEO, as a percentage of his or her base salary, are: Mr. Chidsey, 400%; Mr. Klein, 200%; Messrs. Wells and Fallon and Ms. Chwat, 150%; and Mr. Tan, 125%.

Executive Benefits & Perquisites

In addition to base salary, annual cash bonuses and long term equity incentives, we provide the following executive benefit programs:

Executive Retirement Program

The Executive Retirement Program (“ERP”) is a non-qualified program available to senior-level employees in the U.S. This program permits voluntary deferrals of up to 50% of salary and 100% of cash bonus until retirement or termination of employment. Amounts deferred, up to a maximum of 6% of base salary, are matched by us on a dollar-for-dollar basis. Depending on the level at which we achieve specified financial performance goals, accounts under the plan also may be credited with up to an additional 6% of base salary by us. The financial performance goals for fiscal 2007 were based on adjusted EBITDA. The financial performance goals for fiscal 2008 also will be based on adjusted EBITDA. All amounts deferred by the executive, or credited to his or her account by us, earned interest for the first six months of fiscal 2007 at an annual rate of 8.5%, and for the second six months of fiscal 2007 at an annual rate of 8.0%. For fiscal 2008, each participating employee will earn interest at a rate that reflects the performance of investment funds that he or she selects from a pool of funds. All of our contributions vest ratably over the three-year period beginning on the date the employee commences employment. Our performance-based contribution for fiscal 2007 was 4.64% of base salary for all participating employees. Further details for the NEOs are provided in the 2007 All Other Compensation Table on page 27 and the Nonqualified Deferred Compensation Table on page 30.

Executive Life Insurance Program

The Executive Life Insurance Program provides life insurance coverage which is paid by us and allows U.S.-based executives to purchase additional life insurance coverage at their own expense. Coverage for our U.S.-based NEOs, which is paid by us, is limited to the lesser of $1.3 million or 2.75 times base salary. BKAP’s life insurance program provides life insurance coverage which is paid by BKAP. Under this program, employees receive coverage in an amount equal to 24 times the employee’s monthly salary. Further details are provided in the 2007 All Other Compensation Table on page 27.

Executive Health Plan

The Executive Health Plan is offered to our U.S.-based NEOs and serves as a fully insured supplement to the medical plan provided to all BKC employees. Out-of-pocket costs and expenses for deductibles, coinsurance, dental care, orthodontia, vision care, prescription drugs, and preventative care are reimbursed up to an annual maximum of $100,000. Further details are provided in the 2007 All Other Compensation Table on page 27.

Perquisites

Each NEO employed by BKC is provided with an annual perquisite allowance to be used, at his or her election, in connection with financial planning services, automobile allowance and additional life and other insurance benefits. Currently, the annual allowance amount is $50,000 for Mr. Chidsey and $35,000 for Messrs. Wells, Klein and Fallon and Ms. Chwat. Additional information regarding perquisites provided to the NEOs is set forth in the 2007 Perquisites Table on pages 26.

Certain Other Benefits

BKC also maintains a comprehensive benefits program consisting of retirement income and health and welfare plans. The objective of the program is to provide full time employees with reasonable and competitive levels of financial support in the event of retirement, death, disability or illness, which may interrupt the eligible employee’s employment and/or income received as an active employee. BKC’s health and welfare plans consist of life, disability and health insurance benefit plans that are available to all full-time employees.

Employment Agreements, including Change in Control and Severance Arrangements

Employment Agreement with Mr. Chidsey

On April 7, 2006, BKC entered into an employment agreement with Mr. John W. Chidsey, BKC’s CEO. The term of the agreement ends on April 6, 2009. At the end of the term, the agreement automatically extends for additional three-year periods, unless either party provides notice of non-renewal to the other at least six months prior to the expiration of the relevant period. Mr. Chidsey currently receives an annual base salary of $1,012,500. The employment agreement provides that Mr. Chidsey’s target annual cash bonus opportunity is 100% of his base salary; however, Mr. Chidsey has the opportunity to earn up to 250% of his base salary if the Company achieves its financial objectives at the maximum level and Mr. Chidsey receives the maximum individual performance rating pursuant to the RSIP. Mr. Chidsey may elect to receive up to 50% of his annual cash bonus in such non-cash form as the Compensation Committee makes available to members of our senior management team. On an annual basis, Mr. Chidsey also is entitled to receive a target annual performance-based equity grant (consisting of restricted stock, stock options or any combination thereof as determined by the Compensation Committee) with a grant date value equal to 400% of his base salary as described in the “Elements of Compensation and Benefit Programs” section of this CD&A. Mr. Chidsey also is entitled to receive an annual perquisite allowance of $50,000 and is entitled to private charter jet usage for business travel (and up to $100,000 per year for personal use).

If Mr. Chidsey’s employment is terminated without cause or he terminates his employment with good reason or due to his death or disability (as such terms are defined in the employment agreement), he will be entitled to receive an amount equal to two times his annual base salary and target annual cash bonus (or three times, if his termination occurs after a change in control). This severance amount will be payable over a period of six months on our regular payroll dates, commencing on the six month anniversary of the termination date and ending on the one year anniversary of the termination date. Mr. Chidsey also will be entitled to continued coverage under BKC’s medical, dental and life insurance plans for he and his eligible dependents and payment of his perquisite allowance, each during the two-year period following termination (or three-year period, if his termination occurs after a change in control). If Mr. Chidsey’s employment is terminated due to his death or disability or during the 24-month period after a change in control of the Company either without cause or for good reason, all options and other equity awards held by Mr. Chidsey will vest in full and he will have one year to exercise such awards. Among other events, a resignation for any reason within the 30-day period immediately following the one-year anniversary of a change in control involving a strategic buyer (as determined by the Board) constitutes a termination by BKC without cause under the employment agreement. If any payments due to Mr. Chidsey in connection with a change in control would be subject to an excise tax, we will provide Mr. Chidsey with a related tax gross-up payment, unless a reduction in Mr. Chidsey’s payments by up to 10% would avoid the excise tax.

Employment Agreements with Messrs. Wells, Klein and Fallon and Ms. Chwat

Mr. Ben K. Wells, Chief Financial Officer, Mr. Russell B. Klein, President, Global Marketing, Strategy and Innovation, Mr. Charles M. Fallon, Jr., President, North America, and Ms. Anne Chwat, General Counsel and Secretary, are subject to employment agreements with BKC. The term of each of the agreements ends on June 30, 2008. At the end of the term, each executive’s employment agreement automatically extends for an additional one-year period and will continue to be so extended unless BKC provides notice of non-renewal at least 90 days prior to the expiration of the relevant period. These NEOs currently receive annual base salaries of $480,300 for Mr. Wells, $500,000 for Mr. Klein, $425,000 for Mr. Fallon, and $450,883 for Ms. Chwat. Messrs. Wells and Fallon and Ms. Chwat are eligible to receive a performance-based annual cash bonus with a target payment equal to 70% of his or her annual base salary if the Company achieves the target financial objectives set by the Compensation Committee for a particular fiscal year; however, he or she is eligible to receive a performance-based annual cash bonus of up to 175% of his or her base salary if the Company achieves its financial objectives at the maximum level and he or she receives the maximum individual performance rating pursuant to the RSIP. Mr. Klein is eligible to receive a performance-based annual cash bonus with a target payment equal to 80% of his annual base salary if the Company achieves the target financial objectives set by the Compensation Committee for a particular fiscal year; however, he is eligible to receive a performance-based annual cash bonus of up to 200% of his base salary if the Company achieves its financial objectives at the maximum level and he receives the maximum individual performance rating pursuant to the RSIP. Each executive may elect to receive up to 50% of his or her annual bonus in the form of restricted stock units or in any other non-cash form that the Compensation Committee makes available to members of BKC’s senior management team. Each executive also is entitled to receive an annual perquisite allowance of $35,000 and is eligible to participate in our long term equity programs.

If BKC terminates the executive’s employment without cause or if the executive terminates his or her employment with good reason (as defined in the relevant agreement), the executive will be entitled to receive his or her then current base salary and perquisite allowance for one year, payable in equal installments over one year beginning on the termination date, a pro-rata bonus for the year of termination and continued coverage for one year under BKC’s medical, dental and life insurance plans for him or her and his or her eligible dependents. Additionally, if the executive’s employment is terminated at any time within 24 months after a change in control of the Company either without cause or by the executive for good reason, all options held by the executive will become fully vested upon termination and he or she will have 90 days to exercise such options. See the 2007 Potential Payments Upon Termination or Change in Control Table on pages 30-32 for a description of accelerated vesting of other types of equity upon termination of employment without cause or for good reason following a change in control.

Employment Agreement with Mr. Tan

Mr. Peter Tan, President, Asia Pacific, is subject to an employment agreement with BKAP. The term of the agreement is not specified; however, under the terms of the agreement, either party may terminate the agreement with or without cause, in accordance with the notice provisions set forth in the agreement. Mr. Tan currently receives an annual base salary of $477,469. Mr. Tan is eligible to receive a performance-based annual cash bonus with a target payment equal to 60% of his annual base salary if the Company achieves the target financial objectives set by the Compensation Committee for a particular fiscal year; however, he is eligible to receive a performance-

based annual cash bonus of up to 150% of his base salary if the Company achieves its financial objectives at the maximum level and he receives the maximum individual performance rating pursuant to the RSIP. Mr. Tan also is entitled to receive an annual car allowance of $45,962 and is eligible to participate in our long term equity programs.

If BKAP terminates Mr. Tan’s employment without cause, he will be entitled to receive his then current base salary for one year, payable in equal installments beginning on the termination date, a pro-rata bonus for the year of termination and continued coverage for one year under BKAP’s medical, dental and life insurance plans for him and his eligible dependents.

The potential payments and benefits to the NEOs in the event of a termination of employment or change in control are described below in the 2007 Potential Payments Upon Termination or Change in Control Table on pages 30-32.

Non-Competition and Confidentiality

Each of the CEO and the CEO Direct Reports has agreed in his or her employment agreement: (i) not to compete with us during the term of his or her employment and for one year after the termination of employment; (ii) not to solicit our employees or franchisees during the term of his or her employment and for one year after termination; and (iii) to maintain the confidentiality of our information. If the executive breaches any of these covenants, we will cease providing any severance and other benefits to the executive and we may require the executive to repay any severance amounts already paid to him or her. See the “Clawback Policy” section of this CD&A for information about our right to recoup economic gains from equity grants if an employee violates any restrictive covenants contained in his or her employment or separation agreement.

Additional Features of our Executive Compensation Programs

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the tax deductibility of annual compensation paid by a publicly-held company to $1,000,000 for the CEO and the next four highest compensated officers of the Company. Because of our status as a newly public company, our existing compensation programs are eligible for special relief from this tax rule. Once this relief expires, the Compensation Committee intends to utilize performance-based compensation programs that meet the deductibility requirements under Section 162(m). However, the Compensation Committee also realizes that in order to attract and retain individuals with superior talent, the possibility exists that individual exceptions may occur.

Equity Grant Policy

On February 28, 2007, the Compensation Committee adopted an Equity Grant Policy governing the issuance of our equity. Under the Equity Grant Policy, the Compensation Committee may delegate to one of our officers the authority to make grants to any person other than the CEO, the CEO Direct Reports or our executive officers, except that until the Compensation Committee meets the independence requirements of Rule 16b-3 of the Exchange Act, all equity awards to the CEO, and other executive officers are subject to review and approval by the Board of Directors.

Under the Equity Grant Policy, our annual employee grants must be made on August 21st of each year and our mid-year grants must be made on March 21st of each year. The Company, with the approval of the Compensation Committee or pursuant to the delegation of authority described above, also may make additional grants at its discretion. These additional grants are generally made for purposes of recognition and retention, and to newly hired executives, and are to be awarded on the first day of the month following the date of approval of the equity award, or at a later date designated by the approving authority. No grants may be made on any of these predetermined dates if the grant date would fall on or within five days preceding our release of material non-public information. In this event, the grant date must be postponed until the first business day following the release.

Under the Equity Grant Policy, we set the exercise price of options and the fair market value of other equity awards at the closing price of our common stock on the NYSE on the date of the grant, or, if there is no reported sale on the grant date, then on the last preceding date on which any reported sale occurred.

Executive Stock Ownership Guidelines

On September 13, 2007, the Board adopted Executive Stock Ownership Guidelines (the “Guidelines”) establishing minimum equity ownership requirements for our CEO, executive vice presidents and senior vice presidents. The purpose of the Guidelines is to align the interests of those executives with the interests of shareholders and further promote our commitment to sound corporate governance. The minimum required ownership is determined as a multiple of the executive’s annual base salary, based upon the executive’s level, as follows: 4 times base salary for our CEO, 2.5 times base salary for Mr. Klein, 2 times base salary for all other executive vice presidents, 1.75 times base salary for all regional presidents and one times base salary for all other senior vice presidents.

The Guidelines identify the types of equity that may be considered in determining whether an executive has met the minimum ownership requirement. Executives will have between three and five years to reach the minimum requirement, depending upon the date they commenced employment with us. If an executive does not meet his or her minimum required ownership within the proscribed time period, then until he or she meets the requirement, he or she must retain 100% of all net shares received from the exercise or settlement of equity awards granted under our incentive plans. Once an executive achieves his or her minimum required ownership on or after the applicable deadline, he or she must maintain the minimum required ownership for as long as he or she is an employee.

Clawback Policy

As described in our standard equity award agreements issued after April 2006, the Compensation Committee may seek to recoup economic gains realized during the preceding year from the vesting, exercise or settlement of equity grants from an employee who violates any post-employment restrictive covenant, contained in his or her employment or separation agreement, including non-compete and confidentiality obligations.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussions with management, we recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion & Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Stephen G. Pagliuca, Chairman
Richard W. Boyce
Sanjeev K. Mehra

September 12, 2007

EXECUTIVE COMPENSATION

2007 SUMMARY COMPENSATION TABLE

							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary(2)	Bonus(3)	Awards(4)	Awards(4)	Compensation(5)	Earnings(6)	Compensation(7)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

John W. Chidsey	2007	1,009,135	0	1,140,693	338,589	1,336,500	8,741	313,423	4,147,081
Chief Executive Officer
Ben K. Wells	2007	428,883	0	96,886	373,184	398,698	589	95,237	1,393,477
Chief Financial Officer
Russell B. Klein	2007	500,000	300,000	151,978	321,118	529,447	4,773	110,845	1,918,161
President, Global Marketing, Strategy & Innovation
Charles M. Fallon, Jr.	2007	425,000	0	300,840	331,582	451,094	511	314,592	1,823,619
President, North America
Anne Chwat	2007	447,347	0	68,074	63,794	417,757	6,512	104,182	1,107,666
General Counsel and Secretary
Peter Tan(1)	2007	474,557	0	285,257	106,375	484,775	0	131,618	1,482,582
President, Asia Pacific
Martin Brok(1),	2007	382,776	135	30,612	20,263	0	0	1,683,733	2,117,519
Former Senior Vice President, Franchise Operations and Marketing, EMEA

(1)	Messrs. Tan and Brok served as executive officers from July 1, 2006 through August 29, 2006. Effective August 30, 2006, we designated a new slate of executive officers which did not include Mr. Tan or Mr. Brok. All amounts included in these tables for Messrs. Tan and Brok, except Mr. Tan’s medical premiums and relocation expenses, are based upon exchange rates on June 29, 2007, which was the last business day prior to the end of fiscal 2007. The exchange rates on June 29, 2007 are based on the one day average historical rate as found on OANDA.com, as follows: 0.6511 USD to 1 SGD for Mr. Tan and 1 Euro to 1.34608 USD and 1 GBP to 2.00121 USD for Mr. Brok. Mr. Tan’s medical premiums and relocation expenses are based upon exchange rates on the date of the applicable payment or reimbursement.
(2)	These amounts are the actual base salaries paid to the NEOs during fiscal 2007, and do not include the full 3% base salary increase, prorated for time in position, which became effective on or around September 29, 2006.
(3)	We paid a one-time bonus to Mr. Klein on March 19, 2007. This payment was approved by the Compensation Committee to reward extraordinary performance.
(4)	Amounts shown in this column include (i) the accounting expense recognized by us in fiscal 2007 related to the unvested portion of stock option awards made after February 16, 2006 (the “Post-IPO Options”) and (ii) the accounting expense that would have been recognized by us in fiscal 2007 relating to the unvested portion of stock option awards made prior to February 16, 2006 (the “Pre-IPO Options”) if these options had been subject to the “modified prospective transition method” for public companies. As discussed in Note 3 to our Consolidated Financial Statements included in our Form 10-K for fiscal 2007, since we applied the minimum value method to options granted prior to our becoming a public company, as permitted under SFAS No. 123, to calculate the grant date fair value of our Pre-IPO Options using the Black-Scholes option pricing model for pro forma stock based compensation disclosure, we did not recognize any expense associated with Pre-IPO Options in our financial statements for fiscal 2007 and will not in any future periods.
The assumptions and methodology used to calculate the accounting expense recognized in fiscal 2007 for the Post-IPO Options are set forth in Note 3 to our Consolidated Financial Statements included in our Form 10-K for fiscal 2007. The assumptions and methodology used to calculate the expense associated with the Pre-IPO Options for purposes of this 2007 Summary Compensation Table are set forth below:
Valuation and amortization method— We determined the fair value of the Pre-IPO Options using the Black-Scholes option-pricing formula. This fair value was then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Pre-IPO Options expire 10 years from the grant date and generally vest ratably over a five-year service period commencing on the grant date.
Expected Term — The expected term represents the period that our stock-based awards are expected to be outstanding and was determined based on historical experience of similar awards, giving consideration to contractual terms of the awards, vesting schedules and expectations of future employee behavior. We determined the expected term of the Pre-IPO Options using the simplified method for “plain vanilla” options as discussed in Section D, Certain Assumptions Used in Valuation Methods, of SEC Staff Accounting Bulletin No. 107. Based on the results of applying the simplified method, we used five years as the expected term for all Pre-IPO Options.
Expected Volatility— As we were not a publicly traded company on the date that any of the Pre-IPO Options were granted, we have elected to base our estimate of the expected volatility of our common stock on the historical volatility of a group of our peers whose historical share prices for the relevant time frame are publicly available. The time frame used was five years prior to grant date.
Expected Dividend Yield— We used historical dividend yield trends as an estimate for future yields for all Pre-IPO Options. As we did not declare dividends prior to February 16, 2006, the dividend yield used for all Pre-IPO Options was 0.00%.

Risk-Free Interest Rate — We based the risk-free interest rate used in the Black-Scholes valuation method at the time of the stock option grant on the yield to maturity on zero-coupon U.S. government bonds having a remaining life equal to the option’s expected term.

The following assumptions were used to estimate the fair value of the Pre-IPO Options reflected in the 2007 Summary Compensation Table:

	Pre-IPO Option Grant Date
	1/1/06-2/15/06	2005	2004	2003

Average expected term	5 yrs.	5 yrs.	5 yrs.	5 yrs.
Expected volatility	31.84%	32.97% - 36.62%	40.06% - 42.30%	43.91% - 45.15%
Weighted-average volatility	31.84%	33.28%	39.94%	42.99%
Risk-free interest rate	4.78%	3.88% - 4.78%	3.48% - 3.98%	3.88% - 3.98%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Weighted-average fair value	$7.94	$3.87	$1.54	$1.53

(5)	The amounts reported in this column reflect compensation earned for fiscal 2007 performance under the RSIP. We pay cash incentives under the RSIP in the fiscal year following the fiscal year in which they were earned. On August 14, 2007, the Compensation Committee determined that we had exceeded the relevant worldwide adjusted EBITDA target and the relevant adjusted EBITDA targets for the North America, Latin America and Asia Pacific regions, and the Compensation Committee approved the CEO’s and each CEO Direct Report’s individual performance measures and cash incentive payment. The Compensation Committee also submitted the CEO’s individual performance measures and cash incentive payment for approval to the Board of Directors. On August 20, 2007, the Board approved the Compensation Committee’s recommendations. Fiscal 2007 cash incentive payments were made in September 2007. The lump sum severance payment due to Mr. Brok under the Compromise Agreement includes an estimate of his fiscal 2007 cash bonus; therefore, Mr. Brok did not receive a cash bonus under the RSIP for fiscal 2007.
(6)	The amounts reported reflect the “above market” earnings, if any, on income previously earned and deferred by each NEO under the ERP. The ERP is described in the “Executive Benefits and Perquisites” section of the CD&A on page 20.
(7)	This column includes the perquisites described below in the 2007 Perquisites Table. This column also includes expatriate benefits and separation payments for Mr. Brok, executive medical expenses for all NEOs, life insurance premiums, dividend equivalents as described in Footnote 3 to the 2007 All Other Compensation Table on page 27, and the Company’s matching and performance-based contributions into the Company’s 401(k) plan and ERP, as described in the 2007 All Other Compensation Table. Messrs. Tan and Brok are not eligible for participation in these U.S.-based programs.

2007 PERQUISITES TABLE

Our NEOs received the following perquisites during fiscal 2007:

		Perquisite	Personal		Auto	Executive		Total
		Allowance(1)	Travel		Expenses(3)	Relocation(4)	Miscellaneous(5)	Perquisites
Name	Year	($)	($)		($)	($)	($)	($)

John W. Chidsey	2007	50,000	88,693	(2)	0	0	1,573	140,266
Ben K. Wells	2007	35,000	0		0	1,529	315	36,844
Russell B. Klein	2007	35,000	0		0	0	1,017	36,017
Charles M. Fallon, Jr.	2007	35,538	3,579		8,517	209,763	4,611	262,008
Anne Chwat	2007	35,000	0		0	0	3,936	38,936
Peter Tan	2007	0	0		47,219	66,841	0	114,060
Martin Brok	2007	0	0		22,013	29,445	338	51,796

(1)	These perquisite allowances were paid to the NEOs in accordance with their respective employment agreements. The perquisite allowance for Mr. Fallon exceeds the amount set forth in his employment agreement because it includes a retroactive payment for fiscal 2006 in the amount of $538 that was made in fiscal 2007. Each NEO uses the perquisite allowance, at his or her election, in connection with financial planning services, automobile allowance and additional life and other insurance benefits.
(2)	Mr. Chidsey is entitled to private charter jet usage for personal use of up to $100,000 per year, of which he used $88,693 in fiscal 2007. Mr. Chidsey is fully responsible for all taxes associated with his personal use of the Company aircraft; however, the Company provides tax reimbursement for required spousal travel on the Company aircraft when associated with Mr. Chidsey’s business use of such aircraft. No such spousal travel was required during fiscal 2007.
(3)	Included in this column are the costs paid by the Company for personal use of a Company car by Mr. Fallon during fiscal 2007, $45,578 for Mr. Tan’s car allowance and $22,013 for Mr. Brok’s car allowance.
(4)	The amounts in this column for Messrs. Fallon and Tan include the following relocation expenses paid in accordance with our relocation policy: Mr. Fallon, $176,900, plus a tax gross-up of $32,863; and Mr. Tan, $66,841. The amounts in this column for Mr. Brok represent repatriation expenses in the amount of $29,445.
(5)	Represents miscellaneous gifts, event tickets, fees and services paid or provided by the Company.

2007 ALL OTHER COMPENSATION TABLE

				Company
				Contributions
				to Retirement	Dividend
			Welfare	and	Equivalents	Expatriate
		Perquisites	Plans(1)	401(k) Plans(2)	Earned(3)	Benefits(4)	Severance(5)
Name	Year	($)	($)	($)	($)	($)	($)	Total ($)

John W. Chidsey	2007	140,266	10,951	107,528	54,678	0	0	313,423
Ben K. Wells	2007	36,844	18,475	36,799	3,119	0	0	95,237
Russell B. Klein	2007	36,017	24,970	38,200	11,658	0	0	110,845
Charles M. Fallon, Jr.	2007	262,008	4,022	44,239	4,323	0	0	314,592
Anne Chwat	2007	38,936	15,630	46,695	2,921	0	0	104,182
Peter Tan	2007	114,060	11,595	0	5,963	0	0	131,618
Martin Brok	2007	51,796	4,755	57,216	1,607	878,815	689,544	1,683,733

(1)	Amounts in this column reflect life insurance premiums paid by us and payments made by us under the Executive Health Plan and the health plans applicable to Messrs. Tan and Brok. The amounts for each NEO are: Mr. Chidsey, $1,703 and $9,248, respectively; Mr. Wells, $3,159 and $15,316, respectively; Mr. Klein, $2,699 and $22,271, respectively; Mr. Fallon, $1,621 and $2,401, respectively; Ms. Chwat, $2,031 and $13,599, respectively; Mr. Tan, $0 and $11,595, respectively; and Mr. Brok, $4,755 and $0, respectively.
(2)	The amounts in this column for the CEO and the CEO Direct Reports represent Company matching contributions to the 401(k) plan and the ERP and the Company’s profit sharing contribution to the ERP, as follows: Mr. Chidsey, $13,500, $47,048 and $46,980, respectively; Mr. Wells, $16,832, $0 and $19,967, respectively; Mr. Klein, $13,385, $1,615 and $23,200, respectively; Mr. Fallon, $0, $24,519 and $19,720, respectively; and Ms. Chwat, $13,568, $12,206, and $20,921, respectively. The amounts in this column for Mr. Brok represent contributions to Mr. Brok’s employer’s pension plan.
(3)	Quarterly dividends and dividend equivalents in the amount of $0.0625 per share were paid by the Company to record owners of shares, in the case of dividends, and to the holders of restricted stock units and performance based restricted stock, in the case of dividend equivalents, as of February 15, 2007 and June 11, 2007, respectively. The amounts in this column represent accrued dividend equivalents on vested and unvested restricted stock units and performance based restricted stock.
(4)	This column represents expatriate benefits received by Mr. Brok during fiscal 2007 in connection with his temporary assignment from The Netherlands to the United Kingdom. Included in the total number is (i) $620,816 paid by the Company for Mr. Brok’s individual income taxes in The Netherlands and the United Kingdom, a portion of which we anticipate will be refunded upon the filing of Mr. Brok’s future tax returns, and (ii) housing assistance in the amount of $148,634.
(5)	Mr. Brok is scheduled to receive a lump sum severance payment in October 2007, in the amount reflected in this column, in accordance with the terms and conditions of the Compromise Agreement.

2007 GRANTS OF PLAN-BASED AWARDS TABLE

									Grant Date
			Estimated Potential Payouts			Estimated Potential Payouts			Fair Value
			Under Non-Equity Incentive Plan			Under Equity Incentive Plan			of Stock
			Awards(2)			Awards(3)			and Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards
Name	Date	Date(1)	($)	($)	($)	(#)	(#)	(#)	($)(4)

John W. Chidsey	8/21/06	8/09/06	506,250	1,012,500	2,531,250	71,174	142,348	213,522	1,999,989
Ben K. Wells	8/21/06	8/09/06	150,610	301,219	753,048	12,478	24,955	37,433	350,618
Russell B. Klein	8/21/06	8/09/06	200,000	400,000	1,000,000	19,573	39,145	58,718	549,987
Charles M. Fallon, Jr.	8/21/06	8/09/06	148,750	297,500	743,750	11,343	22,686	34,029	318,738
Anne Chwat	8/21/06	8/09/06	157,809	315,618	789,045	11,684	23,367	35,051	328,306
Peter Tan	8/21/06	8/09/06	143,241	286,481	716,203	17,085	21,356	25,627	300,052
Martin Brok	8/21/06	8/09/06	86,014	172,028	376,311	7,248	9,060	10,872	127,293

(1)	The Compensation Committee recommended that the Board approve the fiscal 2007 equity grants and the Board of Directors approved the fiscal 2007 equity grants at meetings held on August 8, 2006 and August 9, 2006, respectively; however, the approvals required that the grants be made on August 21, 2006 in accordance with the Company’s prior practice. This practice is now reflected in the Company’s Equity Grant Policy described in the CD&A on page 23.
(2)	The amounts reported in this column reflect potential payments based on fiscal 2007 performance under the RSIP. The “Maximum” estimated potential payout reflects what an NEO would earn if the Company met or exceeded its financial performance goals at the maximum level and the NEO received the highest individual performance rating. A description of the RSIP and our “Threshold,” “Target” and “Maximum” payments, is included in the CD&A on page 17-18. Fiscal 2007 cash incentive payments were made in September 2007. The actual amounts paid under the RSIP are the amounts reflected in the Non-Equity Incentive Plan Compensation column of the 2007 Summary Compensation Table on page 27.
(3)	In August 2006, we granted each NEO performance based restricted stock awards under our 2006 Omnibus Incentive Plan. The amount of performance-based restricted shares granted to each NEO, other than the CEO, was calculated as follows: the NEO’s current salary, multiplied by the individual performance factor (which may result in an award of up to 20% more or less than actual salary), divided by the closing stock price on the grant date. For the CEO, the amount of performance based restricted shares is calculated similarly; however, his percentage is not subject to adjustment based on his individual performance. The actual number of performance-based restricted shares granted in August 2006 is reflected in the “Target” column above. If the Company achieves its target PBT, this is the amount of restricted shares that will be earned at the end of the one-year performance period. The number of performance-based restricted shares that will be earned by the NEO at the end of the one-year performance period is then subject to a decrease of up to 50% for all NEOs, other than Mr. Tan who is subject to a decrease of up to 20%, if the Company achieves PBT between the “Threshold” and “Target” levels or up to a 50% increase for all NEOs, other than Mr. Tan who is subject to an increase of up to 20%, if the Company achieves PBT between the “Target” and “Maximum” levels. For fiscal 2007, PBT exceeded the plan target, and the awards for all NEOs except Mr. Tan were increased by 12.5%, which was the leverage factor for the CEO and all executive vice presidents, and for Mr. Tan by 5%, which was the leverage factor for all senior vice presidents. The actual number of shares granted for fiscal 2007, taking the leverage factor into consideration, is described in Footnote 4 below.

(4)	The amounts reflected in this column represent the target performance-based restricted stock award issued to each NEO on August 21, 2006 (the grant date), not taking into account the Company performance leverage factor described in Footnote 3 to this table. The leveraged amounts were determined in August 2007, based upon the Company’s actual PBT for fiscal 2007. The actual amounts granted, after taking into account the Company performance leverage factor and the corresponding values using the closing price on the August 21, 2006 grant date, are as follows: Mr. Chidsey, 160,142 and $2,249,995, respectively; Mr. Wells, 28,075 and $394,454, respectively; Mr. Klein, 44,039 and $618,748, respectively; Mr. Fallon, 25,522 and $358,584, respectively; Ms. Chwat, 26,288 and $369,346, respectively; and Mr. Tan, 22,424 and $315,057, respectively. Mr. Brok’s fiscal 2007 performance-based restricted stock award was forfeited as a result of the termination of his employment.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards					Stock Awards
									Market
		Number of	Number of				Number of		Value of
		Securities	Securities				Shares or		Shares or
		Underlying	Underlying				Units of		Units of
		Unexercised	Unexercised	Option			Stock that		Stock that
		Options	Options	Exercise	Option		Have not		Have not
	Option	(#)	(#)	Price	Expiration	Stock Award	Vested		Vested(6)
Name	Grant Date(1)	Exercisable	Unexercisable	($)	Date	Grant Date	(#)		($)

John W. Chidsey	3/01/04	316,153	210,769	3.80	3/01/14	8/21/06	160,142	(2)	4,218,140
	3/01/04	173,884	115,923	11.39	3/01/14	5/16/06	168,616	(3)	4,441,345
	8/01/04	94,698	142,048	3.80	8/01/14
	6/08/04	106,543	71,030	3.80	6/08/14
	6/08/04	56,829	37,886	11.39	6/08/14
Ben K. Wells	8/21/05	10,538	42,155	10.25	8/21/15	8/21/06	28,075	(2)	739,496
	2/14/06	26,346	105,385	21.64	2/14/16
	5/17/06	15,807	63,232	17.00	5/16/16
Russell B. Klein	8/21/03	0	118,379	3.80	8/21/13	8/21/06	44,039	(2)	1,159,987
	8/21/05	0	16,167	10.25	8/21/15	9/01/05	15,018	(4)	395,574
	5/17/06	26,346	105,385	17.00	5/16/16
Charles M. Fallon, Jr.	5/17/06	0	210,769	17.00	5/16/16	8/21/06	25,522	(2)	672,249
	6/02/06	0	29,007	18.91	6/01/16	6/02/06	7,933	(5)	208,955
Anne Chwat	9/27/04	31,615	94,847	3.80	9/27/14	8/21/06	26,288	(2)	692,426
	1/01/05	10,538	31,616	3.80	1/01/15
Peter Tan	11/15/05	15,807	63,232	10.25	11/15/15	8/21/06	22,424	(2)	590,648
	5/17/06	5,269	21,078	17.00	5/16/16
Martin Brok	8/21/03	1,185	791	3.80	8/21/13	9/01/05	1,897	(4)	49,967
	4/21/04	17,784	11,856	3.80	4/21/14	8/21/06	9,060	(2)	238,640
	1/01/05	13,700	20,550	3.80	1/01/15

(1)	All stock options granted prior to August 21, 2006 vest 20% per year on the anniversary date. All stock options granted on August 21, 2006 and thereafter vest 25% per year on the anniversary date.
(2)	These performance-based restricted stock awards vest 100% on the third anniversary of the grant date with the following exceptions: Mr. Chidsey’s and Ms. Chwat’s awards vest 50% on the third anniversary of the grant date, and 50% on the fourth anniversary of the grant date.
(3)	These restricted stock unit awards vest in equal installments over five years, on each anniversary date.

(4)	These restricted stock unit awards vested in equal installments over two years. The award for Mr. Klein will settle on or about January 3, 2008 pursuant to the terms and conditions of his award agreement. The unvested portion of Mr. Brok’s restricted stock units vested as a result of the termination of his employment and settled on August 2, 2007.
(5)	Fifty percent of these restricted stock unit awards vested on December 2, 2006, and the remaining fifty percent will vest on December 2, 2007.
(6)	The market value of unvested restricted stock unit awards and unvested performance based restricted stock awards has been established by multiplying the number of unvested shares by $26.34, which was the closing price on June 29, 2007, the last business day of the 2007 fiscal year.

2007 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number		Number of
	of Shares	Value	Shares	Value
	Acquired on	Realized	Acquired on	Realized
	Exercise	on Exercise(1)	Vesting	on Vesting(2)(3)
Name	(#)	($)	(#)	($)

John W. Chidsey	0	0	42,153	1,041,179
Ben K. Wells	0	0	0	0
Russell B. Klein	59,194	750,580	15,017	216,545
	4,041	25,175	0	0
Charles M. Fallon, Jr.	0	0	7,932	165,065
Anne Chwat	0	0	0	0
Peter Tan	0	0	52,693	1,405,322
Martin Brok	0	0	1,897	27,355

(1)	Values are based on the fair market value of a share of our common stock at the time of exercise on the exercise dates which were as follows:

			Fair Market
			Value on
NEO	Exercise Date	Exercise Price ($)	Exercise Date ($)

Russell B. Klein	October 27, 2006	3.80	16.48
Russell B. Klein	October 27, 2006	10.25	16.48

(2)	Values are based on the closing market price on the vesting date, or, if there is no reported sale on the vesting date, then on the last preceding date on which any reported sale occurred. The closing market prices were as follows:

		Closing Market
		Prices on Vesting
NEO	Vesting Date	Date ($)

John W. Chidsey	May 17, 2007	24.70
Russell B. Klein	September 1, 2006	14.42
Charles M. Fallon, Jr.	December 2, 2006	20.81
Peter Tan	June 4, 2007	26.67
Martin Brok	September 1, 2006	14.42

(3)	The values contained in this column represent the value of restricted stock units that vested during fiscal 2007, including restricted stock units for Messrs. Klein and Brok that vested but did not settle during fiscal 2007, pursuant to the terms and conditions of the individual award agreements. The amounts and vesting dates for the restricted stock units that did not settle during fiscal 2007 are: Mr. Klein, 15,017 restricted stock units, vested September 1, 2006; and Mr. Brok, 1,897 restricted stock units, vested September 1, 2006.

2007 NONQUALIFIED DEFERRED COMPENSATION TABLE (1)

This table reports the fiscal 2007 contributions by the NEOs and the Company to the ERP and the aggregate account balances for the NEOs. Details of the ERP are discussed in the CD&A on page 20. Further details for the NEOs are provided in the 2007 All Other Compensation Table on page 27.

		Company	Aggregate		Aggregate
	Executive	Contributions in	Earnings		Balance at
	Contributions in	Last Fiscal	in Last	Aggregate	Last Fiscal
	Last Fiscal Year	Year	Fiscal Year(1) (2)	Withdrawals /	Year-End(3)
Name	($)	($)	($)	Distributions ($)	($)

John W. Chidsey	47,048	94,028	31,787	0	508,839
Ben K. Wells	0	19,967	2,142	0	50,872
Russell B. Klein	1,808	24,815	17,356	0	252,176
Charles M. Fallon, Jr.	24,519	44,239	1,858	0	70,616
Anne Chwat	165,419	33,127	23,679	0	362,805
Peter Tan(4)	N/A	N/A	N/A	N/A	N/A
Martin Brok(4)	N/A	N/A	N/A	N/A	N/A

(1)	All amounts deferred by the NEO or credited to his or her account earned interest for the first six months of fiscal 2007 at an annual rate of 8.5%, and for the second six months of fiscal 2007 at an annual rate of 8.0%.
(2)	The amounts in this column represent the dollar value of interest earned on compensation deferred under the ERP. The amounts earned in excess of 120% of the long term applicable federal rate are: Mr. Chidsey, $8,741; Mr. Wells, $589; Mr. Klein, $4,773; Mr. Fallon, $511; and Ms. Chwat, $6,512. Messrs. Tan and Brok are not eligible to participate in the ERP since they are not U.S.-based employees. All amounts set forth in this column are included in the “All Other Compensation” column of the 2007 Summary Compensation Table on page 25, except the above market earnings described above in this Footnote, which are included in the “Nonqualified Deferred Compensation Earnings” column of the 2007 Summary Compensation Table.
(3)	The Company filed its first proxy statement last year, which included compensation information for the Company’s 2005 and 2006 fiscal years. In last year’s Summary Compensation Table, the Company reported the 2005 and 2006 Company match and profit sharing contributions to the ERP for last year’s NEOs. The Company did not report aggregate balances for last year’s NEOs. For the NEOs, the Company reported the following Company match and profit sharing contributions: fiscal 2006 - Mr. Chidsey, $108,874; Mr. Klein, $52,154; and Ms. Chwat, $52,324; and fiscal 2005 - Mr. Chidsey, $89,654; Mr. Klein, $48,000; and Ms Chwat, $37,760.
(4)	Messrs. Tan and Brok are not eligible for participation in the ERP.

2007 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

The potential payments and benefits that would be provided to each NEO as a result of certain termination events are set forth in the table below. Calculations for this table are based on the assumption that the termination took place on June 30, 2007.

				Termination
			Termination	for Good
		Termination	w/o Cause	Reason
		w/o Cause	After	After
		or for	Change in	Change in	Death and
		Good Reason	Control	Control	Disability
Name(1)	Benefit	($)(2)(3)	($) (5)(6)(7)	($)(5)(6)(7)	($)(8)

John W. Chidsey	Severance(9)	2,025,000	3,037,500	3,037,500	2,025,000
	Bonus	2,025,000	3,037,500	3,037,500	2,025,000
	Accelerated Vesting(10)	N/A	20,512,441	20,512,441	20,512,441
	Value of Benefits Continuation(11)	51,648	77,473	77,473	51,648
	Perquisite Allowance(12)	100,000	150,000	150,000	100,000
	Tax Gross-Up(13)	N/A	5,020,442	5,020,442	N/A
	Outplacement Services	N/A	N/A	N/A	N/A

	Total	4,201,648	31,835,356	31,835,356	24,714,089

Ben K. Wells	Severance(9)	430,313	430,313	430,313	N/A
	Bonus	301,219	301,219	301,219	301,219
	Accelerated Vesting(10)	N/A	2,503,666	2,503,666	N/A
	Value of Benefits Continuation(11)	26,705	26,705	26,705	N/A
	Perquisite Allowance(12)	35,000	35,000	35,000	N/A
	Outplacement Services	28,500	28,500	28,500	N/A

	Total	821,737	3,325,403	3,325,403	301,219

					Termination
				Termination	for Good
		Termination		w/o Cause	Reason
		w/o Cause		After	After
		or for		Change in	Change in	Death and
		Good Reason		Control	Control	Disability
Name(1)	Benefit	($)(2)(3)		($) (5)(6)(7)	($)(5)(6)(7)	($)(8)

Russell B. Klein	Severance(9)	500,000		500,000	500,000	N/A
	Bonus	400,000		400,000	400,000	400,000
	Accelerated Vesting(10)	395,574	(14)	5,072,673	5,072,673	395,574	(14)
	Value of Benefits Continuation(11)	16,213		16,213	16,213	N/A
	Perquisite Allowance(12)	35,000		35,000	35,000	N/A
	Outplacement Services	28,500		28,500	28,500	N/A

	Total	1,375,287		6,052,386	6,052,386	795,574

Charles M. Fallon, Jr.	Severance(9)	425,000		425,000	425,000	N/A
	Bonus	297,500		297,500	297,500	297,500
	Accelerated Vesting(10)	1,250,000	(4)	3,065,308	3,065,308	1,250,000	(4)
	Value of Benefits Continuation(11)	24,285		24,285	24,285	N/A
	Perquisite Allowance(12)	35,000		35,000	35,000	N/A
	Outplacement Services	28,500		28,500	28,500	N/A

	Total	2,060,285		3,875,593	3,875,593	1,547,500

Anne Chwat	Severance(9)	450,883		450,883	450,883	N/A
	Bonus	315,618		315,618	315,618	315,618
	Accelerated Vesting(10)	N/A		3,542,902	3,542,902	N/A
	Value of Benefits Continuation(11)	29,130		29,130	29,130	N/A
	Perquisite Allowance(12)	35,000		35,000	35,000	N/A
	Outplacement Services	28,500		28,500	28,500	N/A

	Total	859,131		4,402,033	4,402,033	315,618

Peter Tan	Severance(9)	478,557		478,557	478,557	N/A
	Bonus	287,134		287,134	287,134	287,134
	Accelerated Vesting(10)	N/A		1,804,920	590,648	N/A
	Value of Benefits Continuation(11)	14,654		14,654	14,654	N/A
	Perquisite Allowance(12)	N/A		N/A	N/A	N/A
	Outplacement Services	28,996		28,996	28,996	N/A

	Total	809,341		2,614,261	809,341	287,134

(1)	Mr. Brok is not included in this table since he is no longer employed by Burger King B.V.
(2)	If Mr. Chidsey’s employment is terminated without cause or for good reason or due to his death or disability (as such terms are defined in his employment agreement), he will be entitled to receive an amount equal to two times his annual base salary and target annual bonus, continued coverage under our medical, dental and life insurance plans for him and his eligible dependents and payment of his perquisite allowance, each during the two-year period following termination.
(3)	If any of the NEOs, other than Mr. Chidsey, is terminated without cause (as such term is defined in the relevant employment agreement), he or she will be entitled to receive his or her then current base salary and his or her perquisite allowance for one year (except Mr. Tan, who does not receive a perquisite allowance), a pro-rata bonus for the year of termination and continued coverage for one year under our medical, dental and life insurance plans for him or her and his or her eligible dependents. Additionally, each of the NEOs, except Mr. Tan, will receive these benefits if his or her employment is terminated for good reason (as such term is defined in the relevant employment agreement).
(4)	For Mr. Fallon, the two award agreements granting all options held by him as of June 30, 2007 provide that in the event his employment is terminated without cause or for good reason prior to May 17, 2008, or upon his death or disability prior to such date, then we may either (i) accelerate the options granted under either one or both of the award agreements and/or (ii) compensate him, either in cash or a combination of cash and the acceleration provided above, for the difference between $1,250,000 and the value of his then vested options. Since no options were vested on June 30, 2007, we provided for the full value of this benefit, which is $1,250,000.

(5)	A change in control, without a termination of employment, will not in itself trigger any severance payments or vesting of equity. Any payments or equity due upon a change in control and subsequent termination of employment, either without cause or for good reason (as defined in the relevant employment agreement) are included in the “Termination w/o Cause After Change in Control” and the “Termination for Good Reason After Change in Control” columns of this table.
(6)	If Mr. Chidsey’s employment is terminated without cause or he terminates his employment with good reason after a change in control (as defined in his employment agreement), he will be entitled to receive an amount equal to three times his annual base salary and target annual bonus. He also will be entitled to continued coverage under our medical, dental and life insurance plans for him and his eligible dependents and payment of his perquisite allowance, each during the three-year period following termination. Additionally, if Mr. Chidsey’s employment is terminated during the 24-month period after a change in control of the Company either without cause or for good reason, all options and other equity awards held by him will vest in full. If Mr. Chidsey resigns for any reason within the 30-day period immediately following the one-year anniversary of a change in control involving a strategic buyer (as determined by the Board), his resignation constitutes a termination by us without cause under his employment agreement.
(7)	All equity granted to Messrs. Wells, Klein and Fallon and Ms. Chwat, will fully vest upon termination if his or her employment is terminated at any time within 24 months after a change in control either without cause or by him or her for good reason.
(8)	If an NEO dies or becomes disabled (as such term is defined in the relevant employment agreement), the NEO is entitled to receive his or her target bonus, as if he or she had been employed for the entire fiscal year. For Mr. Chidsey, any severance payments made by BKC as a result of his termination upon his death or disability will be reduced by the value of any BKC paid life and disability benefits he or his family are entitled to receive. The term “disability” is defined in all NEO employment agreements as a physical or mental disability that prevents or would prevent the performance by the NEO of his or her duties under the employment agreement for a continuous period of six months or longer.
(9)	Severance benefits will be provided only if the NEO signs a separation agreement and release in a form approved by us. Mr. Chidsey, unlike the other NEOs, is entitled to receive severance upon his death or disability. In the case of his death, his estate must sign the release in order to receive severance benefits.
(10)	The amounts in this table represent the fair market value on June 30, 2007 of the unvested portion of the NEO’s equity that would vest upon the occurrence of a triggering event. The fair market value of the Company’s common stock on June 30, 2007 was $26.34 per share.
(11)	Messrs. Chidsey, Wells, Klein and Fallon and Ms. Chwat are entitled to continued participation in the Executive Health Plan for the relevant severance period specified in Footnotes 2, 3 and 6 above.
(12)	The perquisites allowance will be paid to the NEO during the relevant severance period.
(13)	Pursuant to Mr. Chidsey’s employment agreement, if any payments due to Mr. Chidsey in connection with a change in control would be subject to an excise tax, we must provide Mr. Chidsey with a related tax gross-up payment unless a reduction in Mr. Chidsey’s payments by up to 10% would avoid the excise tax. This amount represents the excise tax and applicable gross-up.
(14)	This represents the unvested portion as of June 30, 2007 of the restricted stock units that Mr. Klein purchased through a deferred compensation program during fiscal 2005. These restricted stock units became fully vested on September 1, 2007.

DIRECTOR COMPENSATION

The Chairman of the Board receives an annual retainer of $80,000 and the other non-management directors receive an annual retainer of $50,000. The chair of the Audit Committee receives an additional $20,000 fee and each other committee chair receives an additional $10,000 fee. Prior to January 1, 2007, the annual retainer and chair fees were payable only in cash. Beginning January 1, 2007, directors have the option to receive their annual retainer and/or chair fees either 100% in cash or 100% in shares of deferred stock. Directors who elected to receive their 2007 calendar year annual retainer and/or chair fees in deferred stock will receive these deferred stock awards on November 29, 2007, which is the date of the fiscal 2007 shareholders’ meeting. The award will be fully vested on the date of grant but will not settle until termination of board service. In addition, the Chairman of the Board is granted on an annual basis deferred stock with a fair market value on the grant date of $120,000 and each other non-management member of the Board receives a deferred stock award with a grant date fair market value of $85,000. The grants for fiscal year 2007 were made at the Company’s annual shareholders’ meeting held on November 29, 2006, and are fully vested. All deferred stock awarded to the directors will be settled upon termination of Board service. No separate committee meeting fees are paid and no compensation is paid to management directors for Board or committee service. All directors or their employers, in the case of the Sponsor directors, are reimbursed for reasonable travel and lodging expenses incurred by them in connection with attending Board and committee meetings.

As of June 30, 2007, the stock awards outstanding for each of the directors are set forth on the 2007 Director Compensation Table below.

2007 DIRECTOR COMPENSATION TABLE

	Fees Earned or
	Paid in Cash(1)	Stock Awards(2)(3)	All Other
Name	($)	($)	Compensation ($)(4)	Total ($)

Andrew B. Balson	50,000	84,984	596	135,580
David Bonderman	50,000	84,984	596	135,580
Richard W. Boyce	50,000	84,984	596	135,580
David A. Brandon	50,000	84,984	596	135,580
Armando Codina(5)	37,500	84,984	298	122,782
Ronald M. Dykes(6)	12,500	42,055	122	54,677
Peter R. Formanek	70,000	84,984	596	155,580
Manuel A. Garcia	50,000	84,984	596	135,580
Adrian Jones	50,000	84,984	596	135,580
Sanjeev K. Mehra	60,000	84,984	596	145,580
Stephen G. Pagliuca	60,000	84,984	596	145,580
Brian T. Swette	80,000	120,000	842	200,842
Kneeland C. Youngblood	50,000	84,984	596	135,580

(1)	The following directors have elected to defer their 2007 annual retainers: Andrew B. Balson, David Bonderman, Richard W. Boyce, David A. Brandon, Ronald M. Dykes, Adrian Jones, Stephen G. Pagliuca and Brian T. Swette. Accordingly, each of these directors except for Messrs. Dykes and Swette will receive a grant of deferred stock with a fair market value of $25,000 ($12,500 in the case of Mr. Dykes and $40,000 in the case of Mr. Swette) based on the closing market price of a share of our common stock on the grant date, which will be November, 29 2007. Mr. Pagliuca also elected to defer his 2007 annual chair fee, and he will receive a grant of deferred stock on November 29, 2007 with a fair market value of $5,000 (determined as described above in this Footnote 1).
(2)	The grant date fair value of these awards is based on the closing market price of a share of our common stock on the November 29, 2006 grant date ($17.82 per share) for all directors except Mr. Dykes, as described in Footnote 6 below, which is also the compensation cost for this grant recognized for financial statement reporting purposes in accordance with FAS 123R. The assumptions and methodology used to calculate the compensation cost are set forth in Note 3 to our Consolidated Financial Statements included in our Form 10-K for fiscal 2007.
(3)	As of June 30, 2007, Mr. Formanek was the only director to have options outstanding. As of such date, Mr. Formanek held 75,587 vested options.
(4)	Quarterly dividends in the amount of $0.0625 per share were paid by the Company to shareholders of record as of February 15, 2007 and June 11, 2007, respectively. The amounts reflected in this column represent dividend equivalents paid on vested and unvested deferred stock issued by the Company to the directors.
(5)	Mr. Codina resigned effective April 1, 2007. Upon termination of service, his vested deferred stock settled and the unvested portion was forfeited and he received $12,500 in payment of his annual retainer for service until April 1, 2007 in lieu of deferred stock. Upon his resignation, we issued 2,384 shares of stock to Mr. Codina in settlement of his vested deferred stock, and the remaining 2,385 shares were forfeited.
(6)	Mr. Dykes joined the Board of Directors effective April 1, 2007. The amount in the stock awards column reflects the grant date fair value of this award based on the closing market price of a share of our common stock of $21.60 per share on March 31, 2007 (which is the last date on which a reported sale occurred prior to the April 1, 2007 grant date), which is also the compensation cost for this grant recognized for financial statement reporting purposes in accordance with FAS 123R The assumptions and methodology used to calculate the compensation cost are set forth in Note 3 to our Consolidated Financial Statements included in our Form 10-K for fiscal 2007.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The following non-management directors serve on the Compensation Committee of the Board of Directors: Stephen G. Pagliuca (Chairman), Richard W. Boyce and Sanjeev K. Mehra. Armando Codina, a former director, served on the Compensation Committee from October 2006 until he resigned from the Board and the Compensation Committee on April 1, 2007. No directors on the Compensation Committee are or have been officers or employees of the Company or any of its subsidiaries. None of our executive officers served on the board of directors or compensation committee of another entity, one of whose executive officers served on the Company’s Board of Directors or its Compensation Committee.

STOCK OWNERSHIP INFORMATION

Security Ownership of Certain Beneficial Owners, Directors and Management

The following table sets forth certain information as of September 14, 2007, regarding the beneficial ownership of our common stock by:

•	Each of our directors and NEOs;

•	All directors and executive officers as a group; and

•	Each person or entity who is known to us to be the beneficial owner of more than 5% of our common stock.

As of September 14, 2007, our outstanding equity securities consisted of 135,313,464 shares of common stock. The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC and generally includes voting or investment power over the shares. The information does not necessarily indicate beneficial ownership for any other purpose. Under the SEC rules, the number of shares of common stock deemed outstanding includes shares issuable upon the conversion of other securities, as well as the exercise of options or the settlement of restricted stock units held by the respective person or group that may be exercised or settled on or within 60 days of September 14, 2007. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to stock options and restricted stock units that may be exercised or settled on or within 60 days of September 14, 2007 are included as outstanding and beneficially owned by that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Unless otherwise indicated, the address for each listed stockholder is: c/o Burger King Holdings, Inc., 5505 Blue Lagoon Drive, Miami, Florida 33126. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Common Stock, Par Value
	$.01 Per Share
Name and Address of Beneficial Owner	Number	Percentage of Class

Named Executive Officers and Directors
John W. Chidsey(1)	1,052,604	*
Ben K. Wells(1)	73,230	*
Russell B. Klein(1)	405,801	*
Charles M. Fallon, Jr.(1)	15,949	*
Anne Chwat(1)	138,718	*
Peter Tan(1)	57,769	*
Martin Brok(1)(2)	34,045	*
Andrew B. Balson(1)(3)	4,769	*
David Bonderman(1)(4)	28,438,266	21.02%
Richard W. Boyce(1)	4,769	*
David M. Brandon(1)	14,769	*
Ronald M. Dykes	973	*
Peter R. Formanek(1)	251,606	*
Manuel A. Garcia(1)	90,832	*
Adrian Jones(1)(5)	25,293,763	18.70%
Sanjeev K. Mehra(1)(5)	25,293,763	18.70%
Stephen G. Pagliuca(1)(3)	4,769	*
Brian T. Swette(1)	107,359	*
Kneeland C. Youngblood(1)	75,376	*
All Executive Officers and Directors as a group (23 persons)(1)	56,419,647	41.20%
5% Stockholders
AMVESCAP PLC AIM Advisors, Inc.(6)	7,332,993	5.42%
30 Finsbury Square London EC2A 1AG England
Investment funds affiliated with Bain Capital Investors, LLC(7)	25,274,221	18.68%
111 Huntington Avenue Boston, MA 02199
The Goldman Sachs Group, Inc.(8)	25,293,763	18.70%
85 Broad Street New York, NY 10004
TPG BK Holdco LLC(9)	28,433,497	21.01%
c/o TPG Capital, L.P. 301 Commerce Street Suite 3300 Fort Worth, Texas 76102

*	Less than one percent (1%)
(1)	Includes beneficial ownership of shares of common stock for which the following persons hold options exercisable on or within 60 days of September 14, 2007: Mr. Chidsey, 795,456 shares; Mr. Wells, 63,230 shares; Mr. Klein, 89,577 shares; Ms. Chwat, 73,768 shares; Mr. Tan, 21,076 shares; Mr. Brok, 21,769 shares; Mr. Formanek, 75,587 shares; and all directors and executive officers as a group, 1,293,733 shares. Also includes beneficial ownership of shares of common stock underlying restricted stock units held by the following persons that have vested or will vest on or within 60 days of September 14, 2007: Mr. Chidsey, 105,385 shares; Mr. Klein, 54,116 shares; and all directors and executive officers as a group, 290,882 shares. Also includes beneficial ownership of shares of common stock underlying deferred stock units held by the following persons that have vested or will vest on or within 60 days of September 14, 2007: each of Messrs. Balson, Bonderman, Boyce, Brandon, Formanek, Garcia, Pagliuca and Youngblood, 4,769 shares; Mr. Dykes, 973 shares; Messrs. Jones and Mehra, 9,538 shares; and Mr. Swette, 6,734 shares; and all directors and officers as a group, 55,397 shares. See Footnote 5 below for more information regarding the deferred stock held by Messrs. Jones and Mehra.
(2)	Mr. Brok is no longer employed by us and therefore, this number is based solely on the information known to us.

(3)	Mr. Balson and Mr. Pagliuca are Managing Directors and Members of Bain Capital Investors, LLC. Messrs. Balson and Pagliuca may be deemed to share voting and dispositive power with respect to all the shares of common stock held by each of the Bain Capital investment funds referred to in Footnote 7 below. Each of Messrs. Balson and Pagliuca disclaims beneficial ownership of securities held by these investment funds except to the extent of his pecuniary interest therein.
(4)	Includes 28,433,497 shares of common stock held by TPG BK Holdco LLC, whose managing member is TPG Partners III, LP, whose general partner is TPG GenPar III, LP, whose general partner is TPG Advisors III, Inc. Mr. Bonderman and James G. Coulter are the sole shareholders of TPG Advisors III. Each of Messrs. Bonderman and Coulter disclaims beneficial ownership of such securities. Mr. Coulter is not affiliated with us.
(5)	Mr. Jones and Mr. Mehra are managing directors of Goldman, Sachs & Co. Messrs. Jones and Mehra and The Goldman Sachs Group, Inc. each disclaims beneficial ownership of the shares of common stock owned directly or indirectly by the Goldman Sachs Funds and Goldman, Sachs & Co., except to the extent of his or its pecuniary interest therein, if any. Goldman, Sachs & Co. disclaims beneficial ownership of the shares of common stock owned directly or indirectly by the Goldman Sachs Funds, except to the extent of its pecuniary interest therein, if any. Each of Messrs. Jones and Mehra has an understanding with The Goldman Sachs Group, Inc. pursuant to which he holds the deferred stock units he receives as a director for the benefit of The Goldman Sachs Group, Inc. See Footnote 8 below for information regarding The Goldman Sachs Group, Inc.
(6)	The shares included in the table consist of: (i) 6,788,081 shares of common stock held by AIM Advisors, Inc.; (ii) 439,308 shares of common stock held by AIM Capital Management, Inc.; and (iii) 105,604 shares of common stock held by PowerShares Capital Management LLC. The shares included in the table are based solely on the Schedule 13G filed with the SEC on February 14, 2007 by AMVESCAP PLC on behalf of itself and certain of its subsidiaries.
(7)	The shares included in the table consist of: (i) 19,573,261 shares of common stock owned by Bain Capital Integral Investors, LLC, whose administrative member is Bain Capital Investors, LLC (“BCI”); (ii) 5,594,182 shares of common stock owned by Bain Capital VII Coinvestment Fund, LLC, whose sole member is Bain Capital Fund VII Coinvestment Fund, L.P., whose general partner is Bain Capital Partners VII, L.P., whose general partner is BCI and (iii) 106,778 shares of common stock owned by BCIP TCV, LLC, whose administrative member is BCI. The shares included in the table are based solely on the Form 4 filed with the SEC on March 27, 2007 by BCI on behalf of itself and its reporting group.
(8)	The Goldman Sachs Group, Inc., and certain affiliates, including, Goldman, Sachs & Co., may be deemed to directly or indirectly own the shares of common stock which are owned directly or indirectly by investment partnerships, which The Goldman Sachs Group, Inc. refers to as the Goldman Sachs Funds, of which affiliates of The Goldman Sachs Group, Inc. and Goldman Sachs & Co. are the general partner, managing limited partner or the managing partner. Goldman, Sachs & Co. is the investment manager for certain of the Goldman Sachs Funds. Goldman, Sachs & Co. is a direct and indirect, wholly owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the Goldman Sachs Funds share voting and investment power with certain of their respective affiliates. Shares beneficially owned by the Goldman Sachs Funds consist of: (i) 13,205,404 shares of common stock owned by GS Capital Partners 2000, L.P.; (ii) 4,798,340 shares of common stock owned by GS Capital Partners 2000 Offshore, L.P.; (iii) 551,956 shares of common stock owned by GS Capital Partners 2000 GmbH & Co. Beteiligungs KG; (iv) 4,193,173 shares of common stock owned by GS Capital Partners 2000 Employee Fund, L.P.; (v) 194,258 shares of common stock owned by Bridge Street Special Opportunities Fund 2000, L.P.; (vi) 388,516 shares of common stock owned by Stone Street Fund 2000, L.P.; (vii) 647,526 shares of common stock owned by Goldman Sachs Direct Investment Fund 2000, L.P.; (viii) 750,834 shares of common stock owned by GS Private Equity Partners 2000, L.P.; (ix) 258,091 shares of common stock owned by GS Private Equity Partners 2000 Offshore Holdings, L.P.; and (x) 286,127 shares of common stock owned by GS Private Equity Partners 2000-Direct Investment Fund, L.P.

Goldman, Sachs & Co. beneficially owns directly and The Goldman Sachs Group, Inc. may be deemed to beneficially own indirectly 10,000 shares of common stock. Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. may each be deemed to beneficially own indirectly, in the aggregate, 25,274,225 shares of common stock through certain limited partnerships described in this Footnote, of which affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member. Goldman, Sachs & Co. is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. Goldman, Sachs & Co. is the investment manager of certain of the limited partnerships.

The Goldman Sachs Group, Inc. may be deemed to beneficially own 9,538 shares of common stock pursuant to the 2006 Omnibus Incentive Plan, consisting of 4,769 deferred shares granted to each of Sanjeev K. Mehra and Adrian M. Jones, each a managing director of Goldman, Sachs & Co. in their capacity as directors of the Company. Each of Sanjeev K. Mehra and Adrian M. Jones has an understanding with The Goldman Sachs Group, Inc. pursuant to which he holds such deferred shares for the benefit of The Goldman Sachs Group, Inc. Each grant of 4,769 deferred shares is fully vested. The deferred shares will be settled upon termination of board service. Each of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. disclaims beneficial ownership of the deferred shares of common stock except to the extent of its pecuniary interest therein.

The shares included in the table are based solely on the Form 4 filed with the SEC on March 27, 2007 by Goldman Sachs Group, Inc. on behalf of itself and its reporting group.
(9)	The shares included in the table are directly held by TPG BK Holdco LLC. TPG Advisors III, Inc., a Delaware corporation (“Advisors III”), is the general partner of TPG GenPar III, L.P., a Delaware limited partnership, which in turn is the sole general partner of TPG Partners III, L.P., a Delaware limited partnership which in turn is the managing member of TPG BK Holdco LLC. David Bonderman and James Coulter are the sole shareholders and directors of Advisors III, and therefore, David Bonderman, James Coulter and Advisors III may each be deemed to beneficially own the shares directly held by TPG BK Holdco LLC. The shares included in this table are based solely on the Form 4 filed with the SEC on March 27, 2007 by Advisors III.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of any class of our equity securities to file reports of ownership and changes in ownership of our common stock. To the best of our knowledge, all required reports were filed on time and all transactions by our directors, executive officers and beneficial owners of more than 10% of any class of our equity securities were reported on time except for the following failures to timely report on Form 4: (i) the surrender on March 12, 2007 and May 17, 2007 of vested restricted stock units to us to satisfy tax withholding obligations by Charles M. Fallon, Jr. and John W. Chidsey, respectively; and (ii) grants of deferred stock on November 29, 2006 to the following: Andrew B. Balson, David Bonderman, David A. Brandon, Richard W. Boyce, Armando Codina, Peter R. Formanek, Manuel A. Garcia, Adrian Jones, Sanjeev K. Mehra, Stephen G. Pagliuca, Brian T. Swette, Kneeland Youngblood and The Goldman Sachs Group, Inc. and certain affiliates, including Goldman, Sachs & Co. Each of Messrs. Jones and Mehra has an understanding with The Goldman Sachs Group, Inc. pursuant to which he holds the deferred stock for the benefit of The Goldman Sachs Group, Inc. The failures to timely report were inadvertent and, as soon as the oversights were discovered, the transactions were promptly reported.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

In May 2007, our Board of Directors adopted a written related person transactions policy, which is administered by the Audit Committee. This policy applies to any transaction or series of related transactions or any material amendment to any such transaction involving a related person and the Company or any subsidiary of the Company. For the purposes of the policy, “related persons” consist of executive officers, directors, director nominees, any shareholder beneficially owning more than 5% of the Company’s common stock, and immediate family members of any such persons. In reviewing related person transactions, the Audit Committee takes into account all factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No member of the Audit Committee may participate in any review, consideration or approval of any related person transaction in which the director or any of his immediate family members is the related person. The related person transactions discussed below were entered into before the adoption of this written policy.

Shareholders’ Agreement

In connection with our acquisition of BKC, we entered into a shareholders’ agreement dated June 27, 2003 with BKC and the private equity funds controlled by the Sponsors, which was amended and restated on May 17, 2006 (the “Shareholders’ Agreement”). The Shareholders’ Agreement provides for (i) the right of each Sponsor to appoint two members to our Board, (ii) the right of each Sponsor, with respect to each committee of the Board other than the Audit Committee, to have at least one Sponsor director on each committee, for Sponsor directors to constitute a majority of the membership of each committee and for the chairman of the committees to be Sponsor directors, (iii) drag-along and tag-along rights and transfer restrictions, (iv) shelf, demand and piggyback registration rights and (v) the payment of expenses and the grant of certain indemnities relating to those registration rights. A Sponsor’s right to appoint directors will be reduced to one director if the stock ownership of the private equity funds controlled by that Sponsor drops to 10% or less of our outstanding common stock, and will be eliminated if the stock ownership of the private equity funds controlled by that Sponsor drops to 2% or less of our outstanding common stock. The right to appoint directors to board committees terminates if the private equity funds controlled by the Sponsors no longer collectively beneficially own 30% or more of our outstanding common stock. Six of our current directors, Messrs. Balson, Bonderman, Boyce, Jones, Mehra and Pagliuca, were appointed pursuant to the Shareholders’ Agreement.

The Shareholders’ Agreement also includes customary indemnification provisions against liabilities under the Securities Act incurred in connection with the registration of our debt or equity securities. We agreed to reimburse legal or other expenses incurred in connection with investigating or defending any such liability, action or proceeding, except that we will not be required to indemnify or reimburse related legal or other expenses if such loss or expense arises out of or is based on any untrue statement or omission made in reliance upon and in conformity with written information provided by these persons.

Expense Reimbursement to the Sponsors

We have reimbursed the Sponsors for certain travel-related expenses of their employees who are members of our Board in connection with meetings of the Board of Directors in amounts that are consistent with amounts reimbursed to the non-Sponsor directors.

Under the Shareholders’ Agreement, we paid on behalf of the Sponsors approximately $90,000 in legal fees in connection with our initial public offering in May 2006. We also paid approximately $870,000 of expenses on behalf of the Sponsors in connection with a secondary offering of our common stock held by the private equity funds controlled by the Sponsors in February 2007, including registration and filing fees, printing fees, accountants’ and attorneys’ fees and “road-show” expenses.

Former Proposed Global Headquarters

On May 7, 2007, BKC entered into an Agreement of Termination and Cancellation of Lease (the “Termination Agreement”), with CM LeJeune, LLLP (the “Partnership”). BKC had planned to move its global headquarters to an office building to be constructed in Coral Gables, Florida and entered into a Lease dated May 10, 2005 with CM LeJeune, Inc., the predecessor in interest to the Partnership (the “Coral Gables Lease”). Under the Termination Agreement, the Partnership agreed to terminate the Coral Gables Lease in exchange for a termination fee of $5 million paid by BKC, which included reimbursement of the Partnership’s expenses.

Armando Codina, a former member of the Board of Directors, is an executive officer, director and a greater than 5% shareholder of a company which, indirectly through other entities, is a partner in the Partnership. Mr. Codina resigned from the Board effective April 1, 2007, and the Board approved the Termination Agreement after Mr. Codina’s resignation from the Board.

Restaurant Lease

The late Mrs. Clarita Garcia was the landlord under a lease with BKC for a Burger King restaurant located in Orlando, Florida. Manuel A. Garcia, a current director of the Company, is the son of the late Mrs. Garcia and serves as executor of his mother’s estate. BKC became the lessee in March 1996, prior to Mr. Garcia being named a director of the Company. The lease expires in February 2018. During fiscal 2007, BKC paid approximately $131,063 (including taxes) in rent payments to the estate of Mrs. Garcia.

OTHER BUSINESS

The Board and management do not know of any other matters to be presented at the annual meeting. If other matters do properly come before the annual meeting, it is intended that the persons named in the accompanying proxy vote the proxy with their best judgment on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2008 ANNUAL MEETING

Inclusion of Proposals in the Company’s Proxy Statement and Proxy Card under the SEC Rules

In order to be considered for inclusion in the proxy statement distributed to shareholders prior to the annual meeting of shareholders in 2008, a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act must be received by us no later than June 28, 2008 and must comply with the requirements of SEC Rule 14a-8. Written requests for inclusion should be addressed to: Burger King Holdings, Inc., 5505 Blue Lagoon Drive, Miami, Florida 33126, Attention: General Counsel and Secretary. We suggest that you mail your proposal by certified mail, return receipt requested.

Advance Notice Requirements for Shareholder Submission of Nominations and Proposals

A shareholder recommendation for nomination of a person for election to the Board of Directors or a proposal for consideration at the 2008 annual meeting of shareholders must be submitted in accordance with the advance notice procedures and other requirements in the Company’s bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules.

Our bylaws require that shareholder recommendations for nominees to the Board must include the name of the nominee or nominees, all information relating to such person that is required to be disclosed in a proxy statement and a consent signed by the nominee evidencing a willingness to serve as a director, if elected. Our bylaws require that shareholder proposals include a brief description of the business to be brought before the meeting, the text of the proposal or business, the reasons for conducting such business at the meeting, and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made. Under the advance notice requirements of our bylaws, the proposal or recommendation for nomination must be received by the Company’s General Counsel and Secretary no later than June 28, 2008, or if the date of the 2008 annual meeting is more than 30 days before or after November 29, 2008, not later than the close of business on the 90th day prior to the date of the 2008 annual meeting or the 10th day following the day on which notice of the date of the 2008 annual meeting is mailed or publicly disclosed or such proposal will be considered untimely pursuant to Rule 14a-4 and 14a-5(e) of the Exchange Act.

“Householding” of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement and annual report to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or us that each of us will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold registered shares. You can notify us by sending a written request to Burger King Holdings, Inc., Investor Relations, 5505 Blue Lagoon Drive, Miami, Florida 33126 or by contacting the SVP, Investor Relations and Global Communications at (305) 378-7696.

Annual Report

This proxy solicitation material has been mailed with the annual report to shareholders for the fiscal year ended June 30, 2007; however, it is not intended that the annual report be a part of the proxy statement or this solicitation of proxies.

Shareholders are respectfully urged to complete, sign, date and return the accompanying form of proxy in the enclosed envelope.

By Order of the Board of Directors

Anne Chwat
General Counsel and Secretary

October 22, 2007

APPENDIX A

DIRECTOR INDEPENDENCE STANDARDS

With respect to a determination of director independence, the Board and the Executive and Corporate Governance Committee will broadly consider all relevant facts and circumstances and will apply the following standards:

(1) Consistent with the applicable listing standards of the New York Stock Exchange, a director will not be considered independent if, within the preceding three years:

(a) the director was an employee, or an immediate family member of the director was an executive officer, of the Company;

(b) the director or an immediate family member of the director received more than $100,000 per year in direct compensation from the Company, other than director fees and pension or other forms of deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service with the Company); except that compensation received by an immediate family member of the director for services as a non-executive employee of the Company need not be considered in determining independence under this test;

(c) the director was affiliated with or employed by, or an immediate family member of the director was affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company (in applying this test and consistent with the guidance provided by the New York Stock Exchange, the term “professional capacity” shall only cover those persons participating in the auditor’s audit and assurance and tax compliance practices in non-support roles, and any relationship with a person in a role other than the audit assurance and tax compliance practice will not be considered a material relationship that would impair a director’s independence);

(d) the director, or an immediate family member of the director, was employed as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee; or

(e) the director was employed by another company (other than a charitable organization) or an immediate family member of the director was employed as an executive officer of such company, that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (in applying this test, both the payments and the consolidated gross revenues to be measured will be those reported in the last completed fiscal year, and this test applies solely to the financial relationship between the Company and the director’s (or immediate family member’s) current employer — the former employment of the director or immediate family member need not be considered).

(2) A director will only be appointed as a member of the Audit Committee if he or she also satisfies the independence criteria set forth in Rule 10A-3 under the Securities and Exchange Act of 1934, as amended, subject to the phase-in rules for companies listing securities on the New York Stock Exchange.

(3) The following relationships will not be considered to be material relationships with the Company that would impair a director’s independence:

(a) If a director of the Company is an executive officer or an employee, or the director’s immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

(b) If a director of the Company is an executive officer or employee of another company which is indebted to the Company, or to which the Company is indebted, and the total amount of the indebtedness is less than 2% of the consolidated assets of the company wherein the director serves as an executive officer or employee;

A-1

(c) If a director of the Company is an executive officer of another company in which the Company owns an equity interest, and the amount of the equity interest held by the Company is less than 10% of the total shareholders’ equity of the company at which the director serves as an executive officer; or

(d) If a director of the Company serves as a director, officer or trustee of a charitable organization, and the Company’s contributions to the organization in the most recently completed fiscal year are less than the greater of $1 million or 2% of that organization’s gross revenues.

(4) For relationships not covered by paragraph (3) above, or for relationships that are covered, but as to which the Board believes a director may nevertheless be independent, the determination of whether the relationship is material or not, and therefore whether the director would be independent, will be made by the Board of Directors.

(5) For the purposes of these standards, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares such person’s home; except that when applying the independence tests described above, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce or those who have died or have become incapacitated.

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BURGER KING HOLDINGS, INC.
YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 HOURS A DAY, 7 DAYS A WEEK
INTERNET
Proxies submitted by Internet must be received by 11:59 pm, Eastern Standard Time, November 28, 2007. OR
https://www.proxypush.com/bkc
• Go to the website address listedabove.
• Have your proxy card ready.
• Follow the simple instructions thatappear on your computer screen.
TELEPHONE
Proxies submitted by telephone must be received by 11:59 pm, Eastern Standard Time, November 28, 2007. OR
1-866-823-7283
• Use any touch-tone telephone.
• Have your proxy card ready.
• Follow the simple recordedinstructions.
MAIL
Mark, sign and date your proxy card.
• Detach your proxy card.
• Return your proxy card in thepostage-paid envelope provided.
~ FOLD AND DETACH HERE AND READ THE REVERSE SIDE
Please vote and sign on this side and return promptly in the enclosed envelope. Do not forget to date your proxy.
Votes must be indicated (x) in Black or Blue ink.
The Board of Directors recommends a vote FOR the nominees and FOR ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2008.
Item 1. Election of DirectorsItem 2. Ratification of the selection of KPMG LLP as the Company’s independent registered public FORWITHHOLD*EXCEPTIONaccounting firm for fiscal 2008 AllAll
Nominees: 01 Andrew B. Balson, 02 David Bonderman, 03 Richard W. Boyce, 04 David A. Brandon, 05 John W. Chidsey, 06 Ronald M. Dykes, 07 Peter R. Formanek, 08 Manuel A. Garcia, 09 Adrian Jones, 10 Sanjeev K. Mehra, 11 Stephen G. Pagliuca, 12 Brian T. Swette, and 13 Kneeland C. Youngblood.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. I hereby revoke all proxies heretofore given by me to vote at said meeting or any adjournments thereof.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s number in the space provided below).
For address changes/comments, please check this box and write them on the back where indicated.
*Exception
This Proxy Card is only valid when signed and dated.
NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each such holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BURGER KING HOLDINGS, INC. FOR THE 2007 ANNUAL MEETING November 29, 2007 9:00 a.m. EST
The undersigned hereby constitutes and appoints Anne Chwat and Ben K. Wells, and each of them, as their true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Burger King Holdings, Inc. to be held at the Hilton Miami Airport Hotel, 5101 Blue Lagoon Drive, Miami, Florida 33126, on Thursday, November 29 and at any adjournments thereof, on all matters coming before said meeting.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote these shares unless you sign and return this card.
This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors and FOR the ratification of the selection of KPMG LLP as the independent registered public accounting firm of the Company for the current fiscal year.
Address Changes/Comments: you no te any ress ange s/Commen ts above, please mark corresponding box on the reverse side.)
Please indicate if you plan to attend this meeting YESNO
BURGER KING HOLDINGS, INC. P.O. BOX 11418 NEW YORK, NY 10203-0418
(Continued and to be signed on the reverse side)